                                                                     EXHIBIT 2.1

                      -------------------------------------
                            ASSET PURCHASE AGREEMENT

                      -------------------------------------

                                  B E T W E E N

                        AMI SEMICONDUCTOR CANADA COMPANY

                                       AND

                             EMMA MIXED SIGNAL C.V.

                                       AND

                             AMI SEMICONDUCTOR, INC.

                                       AND

                               AMIS HOLDINGS, INC.

                                       AND

                                 DSPFACTORY LTD.
                         and certain of its Shareholders

                                September 9, 2004

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                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION

1.1      Defined Terms..........................................................     7
1.2      Currency...............................................................    16
1.3      Sections and Headings..................................................    16
1.4      Rules of Construction..................................................    17
1.5      Accounting Principles..................................................    17
1.6      Entire Agreement.......................................................    17
1.7      Time of Essence........................................................    18
1.8      Applicable Law; Consent to Jurisdiction................................    18
1.9      Knowledge..............................................................    18
1.10     Amendment and Waivers..................................................    18
1.11     Severability...........................................................    18
1.12     Schedules..............................................................    18

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1      Purchased Assets.......................................................    20
2.2      Excluded Assets........................................................    21

                                    ARTICLE 3
                                 PURCHASE PRICE

3.1      Purchase Price.........................................................    22
3.2      Share Earn-Out.........................................................    23
3.3      Closing Date Payment...................................................    25
3.4      Escrow.................................................................    26
3.5      Allocation of Purchase Price...........................................    26
3.6      Transfer Taxes.........................................................    27
3.7      GST Matters............................................................    27
3.8      Income Tax Election....................................................    27
3.9      Working Capital Adjustment.............................................    27

                                    ARTICLE 4
                                   LIABILITIES

4.1      Assumption of Certain Liabilities by the Purchasers....................    28
4.2      Excluded Liabilities...................................................    28

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF THE COVENANTORS

5.1      Organization...........................................................    29
5.2      Authorization..........................................................    29
5.3      No Other Agreements to Purchase........................................    29


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
5.4      No Violation...........................................................    29
5.5      Sufficiency of Purchased Assets........................................    29
5.6      Title to Personal Property.............................................    30
5.7      Real Property Lease....................................................    30
5.8      Leased Property........................................................    30
5.9      Inventories............................................................    32
5.10     Accounts Receivable....................................................    32
5.11     Intellectual Property..................................................    32
5.12     Insurance..............................................................    34
5.13     No Expropriation.......................................................    34
5.14     Agreements and Commitments.............................................    34
5.15     Compliance with Laws; Governmental Authorizations......................    34
5.16     Consents and Approvals.................................................    35
5.17     Books and Records......................................................    35
5.18     Litigation.............................................................    35
5.19     No Liabilities.........................................................    35
5.20     Absence of Changes.....................................................    36
5.21     Non-Arm's Length Transactions..........................................    36
5.22     Tax Matters............................................................    37
5.23     Employment Matters.....................................................    37
5.24     Customers and Suppliers................................................    38
5.25     Product Warranties.....................................................    38
5.26     Environmental..........................................................    38
5.27     Residency..............................................................    39
5.28     GST Registration.......................................................    39
5.29     Full Disclosure........................................................    39

                                    ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

6.1      Organization...........................................................    39
6.2      Authorization..........................................................    40
6.3      No Violation...........................................................    40
6.4      Consents and Approvals.................................................    40
6.5      GST....................................................................    40
6.6      Residency..............................................................    41

                                    ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF PARENTCO

7.1      Organization...........................................................    41
7.2      Authorization..........................................................    41
7.3      No Violation...........................................................    41
7.4      Consents and Approvals.................................................    41
7.5      SEC Filings............................................................    42
7.6      Authorized Capital.....................................................    42
7.7      AMIS Shares............................................................    42


                                     - 2 -

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
                                    ARTICLE 8
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1      Survival of Representations and Warranties.............................    43
8.2      Implied Warranties.....................................................    43

                                    ARTICLE 9
                                    COVENANTS

9.1      Access to the Purchased Business and Purchased Assets..................    43
9.2      Delivery of Books and Records..........................................    44
9.3      Change and Use of Name.................................................    44
9.4      Conduct of Purchased Business Prior to Closing.........................    45
9.5      Delivery of Conveyancing Documents.....................................    46
9.6      Retail Sales Tax Certificate...........................................    46
9.7      Delivery of Closing Documentation......................................    46
9.8      Bulk Sales Act Compliance..............................................    46
9.9      Consents to Assignment.................................................    47
9.10     Action by the Purchasers and the Vendor................................    47
9.11     Covenants Relating to the Share Earn-Out...............................    47
9.12     Key Employee Shareholders..............................................    48
9.13     Discharge of Certain Permitted Encumbrances............................    48

                                   ARTICLE 10
                                   ARRANGEMENT

10.1     Implementation Steps...................................................    48
10.2     Interim Order..........................................................    49
10.3     Plan of Arrangement and Articles of Arrangement........................    50
10.4     Vendor Information Circular............................................    50
10.5     Preparation of Filings.................................................    50

                                   ARTICLE 11
                                EMPLOYEE MATTERS

11.1     Offers of Employment...................................................    51
11.2     Offered Employees......................................................    51
11.3     Fixed Term Employees...................................................    52
11.4     Transferred Employees and Transferred Fixed Term Employees.............    52
11.5     Employee Accruals......................................................    53
11.6     Employee Information...................................................    53
11.7     Coverage of Remaining Employees........................................    53

                                   ARTICLE 12
                              CONDITIONS OF CLOSING

12.1     Mutual Conditions Precedent............................................    54
12.2     Conditions of Closing in Favour of the Purchaser.......................    55
12.3     Conditions of Closing in Favour of the Vendor..........................    57


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
                                   ARTICLE 13
                     CLOSING DATE AND TRANSFER OF POSSESSION

13.1     Place of Closing.......................................................    59
13.2     Transfer...............................................................    59
13.3     Further Assurances.....................................................    59
13.4     Risk of Loss...........................................................    59
13.5     Destruction of Instruments.............................................    59

                                   ARTICLE 14
                                 INDEMNIFICATION

14.1     Indemnification by the Covenantors.....................................    60
14.2     Indemnification by the Purchasers......................................    61
14.3     Notice of Claim........................................................    62
14.4     First Party Claims.....................................................    63
14.5     Third Party Claims.....................................................    63
14.6     Settlement of Third Party Claims.......................................    64
14.7     Co-operation...........................................................    64
14.8     Threshold and Maximum Indemnification..................................    64
14.9     Exclusivity............................................................    65
14.10    Set-Off................................................................    65

                                   ARTICLE 15
                                  MISCELLANEOUS

15.1     Dispute Resolution.....................................................    65
15.2     Notices................................................................    65
15.3     Construction...........................................................    66
15.4     Waiver of Jury Trial...................................................    67
15.5     Public Announcement....................................................    67
15.6     Disclosure.............................................................    67
15.7     Expenses...............................................................    67
15.8     Confidentiality........................................................    67
15.9     Successors and Assigns.................................................    67
15.10    Counterparts...........................................................    68


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                                    SCHEDULES

Schedule 2.1(a)     -  Machinery and Equipment
Schedule 2.1(g)     -  Assigned Contracts
Schedule 2.1(h)     -  Transferred Permits
Schedule 2.1(i)     -  Intellectual Property
Schedule 2.1(j)     -  Third Party Software Licences
Schedule 3.2        -  Dspfactory Products and AMIS Products
Schedule 3.3        -  Contract Assignment Costs and Debt Pay-off Amounts
Schedule 3.4        -  Escrow Agreement
Schedule 3.5        -  Allocation of Purchase Price
Schedule 3.9        -  Working Capital
Schedule 5.4        -  No Violation
Schedule 5.5        -  Sufficiency of Purchased Assets
Schedule 5.6        -  Permitted Encumbrances
Schedule 5.7        -  Leased Property
Schedule 5.11(c)    -  Limitations
Schedule 5.11(e)    -  Adverse Claims
Schedule 5.11(h)    -  Intellectual Property Claims
Schedule 5.12       -  Insurance
Schedule 5.15       -  Permits
Schedule 5.16       -  Consents and Approvals
Schedule 5.17       -  Insurance
Schedule 5.17(b)    -  Financial Statements
Schedule 5.18       -  Actions, Suits, Proceedings
Schedule 5.20       -  Absence of Changes
Schedule 5.21       -  Non-Arm's Length Transactions
Schedule 5.23(c)    -  Employment Arrangements
Schedule 5.24       -  Major Customers
Schedule 5.25       -  Product Warranties
Schedule 9.11       -  Sales Leads
Schedule 10.3       -  Plan of Arrangement
Schedule 11.1(a)    -  Offered Employees and Designated Key Employees
Schedule 11.1(b)    -  Offered Fixed Term and Designated Key Fixed
                       Term Employees
Schedule 11.4(a)    -  Vendor Employee Plans
Schedule 11.4(c)    -  Employment Claims
Schedule 12.1(d)    -  Lease Assignment and Assumption Agreement
Schedule 12.2(f)    -  Share Purchase Agreement
Schedule 12.2(g)    -  Government Aid Agreements
Schedule 12.2(i)    -  Key Employee Shareholder Agreements and
                       Form of Lock-Up Agreements
Schedule 12.2(m)    -  Form of Opinion of the Vendor's Counsel
Schedule 12.2(n)    -  Phonak Agreement
Schedule 12.3(d)    -  Form of Opinion of the Purchaser's Counsel

                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT is made the ninth day of September, 2004,

B E T W E E N:

                   AMI SEMICONDUCTOR CANADA COMPANY,
                   an unlimited liability company existing under the laws of the Province of Nova Scotia,

                   (hereinafter referred to as "AMIS Canada"),

                                     - and -

                   EMMA MIXED SIGNAL C.V.,
                   a limited partnership organized under the laws of the Netherlands,

                   (hereinafter referred to as "EMMA"),

                                     - and -

                   AMI SEMICONDUCTOR, INC.,
                   a corporation existing under the laws of Delaware,

                   (hereinafter referred to as "AMIS"),

                                     - and -

                   AMIS HOLDINGS, INC.
                   a corporation existing under the laws of Delaware,

                   (hereinafter referred to as "Parentco"),

                                     - and -

                   DSPFACTORY LTD.,
                   a corporation existing under the laws of the Province of Ontario (as such name may be changed pursuant to Section 9.3),

                   (hereinafter referred to as the "Vendor"),

                                     - and -

                   DNN HOLDINGS LTD.,
                   a corporation existing under the laws of Ontario,

                   (hereinafter referred to as "Stork"),

                                     - and -

                   SOUTHBRIDGE INVESTMENT PARTNERSHIP NO. 1,
                   a  limited  partnership   existing  under  the  laws  of  the
                   Province of Ontario,

                   (hereinafter referred to as "Southbridge"),

                                     - and -

                   MVO INVESTMENTS LTD.,
                   a corporation existing under the laws of Ontario,

                   (hereinafter referred to as "MVO").

            THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINED TERMS

            For the purposes of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "2005 DSPFACTORY REVENUE" means, in respect of the 2005 calendar year, the Net Revenue generated through (i) the Sale of Dspfactory Products by the Purchasers, Parentco or any of their Affiliates, (ii) the performance of engineering, design, software development and other services provided to third party customers that are associated with Dspfactory Products, and
      (iii) the Sale of any products involving a software programmable digital signal processing core or any of the Dspfactory Products and/or any engineering, design, software development and other services relating to products involving a software programmable digital signal processing core or any of the Dspfactory Products by the Purchasers, Parentco or any of their Affiliates, but not including any product of Purchasers, Parentco or any of their Affiliates that existed or was under development or planning prior to the Closing Date, as set out in
      Schedule 3.2, and that does not later become a derivative of a Dspfactory Product;

      "2005 EARN-OUT SHARES" has the meaning set out in Section 3.2(a);

      "2005 EARN-OUT VALUE" has the meaning set out in Section 3.2(a)(ii);

      "2006 DSPFACTORY REVENUE" means, in respect of the 2006 calendar year, the Net Revenue generated through (i) the Sale of Dspfactory Products by the Purchasers, Parentco or any of their Affiliates, (ii) the performance of engineering, design, software development and other services provided to third party customers that are associated with Dspfactory Products, and
      (iii) the Sale of any products involving a software programmable digital signal processing core and any of the Dspfactory Products and/or any engineering, design, software development and other services relating to products involving a software programmable digital signal processing core or any of the Dspfactory Products by the Purchasers, Parentco or any of their Affiliates, but not including any product of Purchasers, Parentco or any of their Affiliates that existed or was under development or planning prior to the Closing Date, as set out in Schedule 3.2, and that does not later become a derivative of a Dspfactory Product;

      "2006 EARN-OUT SHARES" has the meaning set out in Section 3.2(b);

      "2006 EARN-OUT VALUE" has the meaning set out in Section 3.2(b)(ii);

      "ACCOUNTS PAYABLE" means all amounts in connection with the Purchased Business due and owing to traders, suppliers and other Persons (other than Taxes payable), outstanding as of the Effective Time, which have been incurred, whether or not invoiced, in the ordinary course of business, but not including past-due amounts;

      "AFFILIATE" means, in relation to any person, any other person that directly or indirectly controls, that is directly or indirectly controlled by, or that is under the direct or indirect common control of, such person; provided, however, that (a) where one person controls another person, any other person controlled by the first such person shall be deemed to be an Affiliate of the second such person; and (b) any corporation in respect of which any person owns beneficially, directly or indirectly, not less than 50% of such corporation's voting securities, shall be deemed to be an Affiliate of such person (for purposes hereof, "control" means, in respect of any person, the power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other person, whether through the ownership of equity securities or voting securities or by Contract or otherwise);

      "AMIS HOLDINGS" means AMIS Holdings, Inc., the Purchasers' parent company or any successor thereto (whether by amalgamation, continuance or otherwise);

      "AMIS SHARES" means the common stock in the capital of AMIS Holdings;

      "ARRANGEMENT" means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
      Article 4 of the Plan of Arrangement or as otherwise agreed in writing by the parties hereto;

      "ARRANGEMENT RESOLUTION" means the special resolution of the Shareholders, holders of Vendor Options, holders of Vendor Warrants and holders of the Dspfactory Debentures (all on an as exercised basis), voting together as a single class, to approve the Arrangement substantially in the form attached to the Circular;

      "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Vendor in respect of the Arrangement, in the form required by the OBCA to be sent to the Director after the Final Order is made;

      "ASSIGNED AGREEMENTS" has the meaning set out in Section 5.14;

      "ASSIGNED CONTRACTS" has the meaning set out in Section 2.1(g);

      "ASSIGNED THIRD PARTY SOFTWARE LICENCES" has the meaning set out in
      Section 2.1(j);

      "ASSOCIATE" has the meaning set out in the Business Corporations Act (Ontario);

      "ASSUMED LIABILITIES" has the meaning set out in Section 4.1;

      "AVERAGE AMIS SHARE PRICE" means, on the third Business Day prior to any particular issuance date, the average of the closing price of an AMIS Share during the 10 consecutive trading days prior to such date, as quoted on the NASDAQ National Market or any other nationally recognized stock exchange or quotation system;

      "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which banks are open for ordinary banking business in Toronto, Ontario;

      "CIRCULAR" means the notice of the Special Meeting and accompanying management information circular or information statement to be sent to Shareholders, holders of Dspfactory Debentures, holders of Vendor Options, and holders of Vendor Warrants in connection with the Special Meeting, as it may be amended from time to time;

      "CLAIM" means any claim, action, demand, lawsuit or proceeding;

      "CLEANUP" means any investigation, containment, cleanup, removal or other remediation or corrective action;

      "CLOSING DATE" means the third Business Day following the issuance and entry of the Final Order provided that all other conditions contained in
      Article 12 have been fulfilled or waived in writing but in any event not later than November 30, 2004 unless otherwise agreed in writing by the parties;

      "CLOSING DATE PAYMENT" has the meaning set out in Section 3.3;

      "CLOSING FINANCIAL STATEMENTS" has the meaning set out in Section 3.9;

      "CLOSING SHARES" has the meaning set out in Section 3.1(b);

      "CONTAMINANT" has the meaning set out in Section 5.11(k);

      "CONTRACT" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

      "CONTRACT ASSIGNMENT COSTS" means the aggregate, final, negotiated fees required to be paid to the third parties to the Assigned Contracts and the Assigned Third Party Software Licenses in exchange for their consent to the assignment of such Assigned Contracts and the Assigned Third Party Software Licenses to the Purchasers;

      "COTS SOFTWARE" means commercial off-the-shelf software which is generally available and subject to standard term licence agreements;

      "COURT" means the Ontario Superior Court of Justice;

      "COVENANTORS" means, collectively, the Vendor, Stork, Southbridge, and MVO and individually means any one of them;

      "DESIGNATED KEY FIXED TERM EMPLOYEES" means the employees of the Vendor who are named in Schedule 10.1(b) as such;

      "DESIGNATED KEY EMPLOYEES" means the employees of the Vendor who are named in Schedule 10.1(a) as key employees;

      "DIRECTOR" means the Director appointed pursuant to Section 278 of the OBCA;

      "DISABLING CODE" has the meaning set out in Section 5.11(k);

      "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Article 3 of the Plan of Arrangement;

      "DSPFACTORY DEBENTURES" has the meaning set out in the Plan of Arrangement;

      "DSPFACTORY PRODUCTS" means all products of the Purchased Business offered for Sale by the Purchased Business or under any stage of development or in planning prior to the Closing Date as listed on Schedule 3.2 hereof and all derivatives, modifications, updates and successor products thereof;

      "EFFECTIVE TIME" means the time on the Closing Date which is specified in the Plan of Arrangement for the completion of the transactions contemplated herein;

      "EFFECTIVE TIME WORKING CAPITAL" has the meaning set out in Section 3.9;

      "ELECTING SWISS SHAREHOLDERS" has the meaning set out in the Plan of Arrangement;

      "EMPLOYMENT LEGISLATION" means, collectively, the Labour Relations Act (Ontario), the Ontario Human Rights Code, the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act, 2000 (Ontario), the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act, 1997 (Ontario) or predecessor to that Act and the Employment Insurance Act (Canada);

      "ENCUMBRANCE" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, right of set-off, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

      "ENVIRONMENTAL LAWS" means all federal, municipal and local laws, ordinances, by-laws, codes, statutes, rules and regulations, orders, directives, notices, decrees or judgments rendered by, and all policies, guidelines and similar guidance of any Governmental Authority, relating to
      (i) the protection of the environment; (ii) pollution; (iii) the Release, threatened Release, Cleanup or manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances; or (iv) worker and public health and safety;

      "ENVIRONMENTAL PERMITS" means all licences, permits, approvals, consents, certificates, registrations or other authorizations required under Environmental Laws;

      "ESCROW AGENT" means a recognized financial institution agreed by the parties;

      "ESCROW AGREEMENT" has the meaning set out in Section 3.4;

      "ESCROW AMOUNT" has the meaning set out in Section 3.4;

      "ETA" means Part IX of the Excise Tax Act (Canada);

      "EXCLUDED ASSETS" has the meaning set out in Section 2.2;

      "EXCLUDED LIABILITIES" has the meaning set out in Section 4.2;

      "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

      "FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Vendor dated February 29, 2004, a copy of which is attached as
      Schedule 5.17(b);

      "FIRST PARTY CLAIM" has the meaning set out in Section 14.3;

      "FIXED TERM EMPLOYEES" has the meaning set out in Section 11.1(b);

      "GOVERNMENT AID AGREEMENTS" means (a) the Technology Partnerships Canada Agreement dated February 5, 2002 made between the Vendor and Her Majesty The

      Queen in Right of Canada, as represented by the Minister of Industry, as amended by Amendment No. 1 dated July 23, 2004 and an amended or otherwise modified prior to the Closing Date pursuant to Section 12.2(g); and (b) the Industrial Research Assistance Program Agreements dated September 1, 1999 and November 26, 1999 made between the Vendor and the National Research Council of Canada, as amended or otherwise modified prior to the Closing Date pursuant to Section 12.2(g);

      "GOVERNMENTAL AUTHORITY" means any national, federal, provincial, state, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by any such government or government body which has authority in respect of a particular matter or any quasi-governmental body having the right to exercise any regulatory authority thereunder;

      "GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

      "HAZARDOUS SUBSTANCES" means any substances, chemicals, materials or wastes that are toxic or hazardous or any pollutant or contaminant which is now or hereafter restricted, regulated, prohibited or penalized by any Environmental Laws; "Hazardous Substances" specifically includes asbestos-containing materials, radioactive materials and petroleum and its fractions;

      "INDEMNIFIED PARTY" means a person seeking indemnification as set out in
      Section 14.3;

      "INDEMNIFYING PARTY" means a person providing indemnification as set out in Section 14.3;

      "INTELLECTUAL PROPERTY" means industrial and intellectual property, including all:

            (a) trade secrets, confidential information and confidential know-how, including all unpatented inventions, customer and supplier lists, formulae, processes, technology, inventor's notes, unpublished studies and data, research designs, research results and notes, prototypes, drawings, design and construction specifications, production, operating and quality control manuals, marketing strategies, and current or proposed business opportunities;

            (b)   copyrights, including all copyrights in software;

            (c)   industrial designs, design patents and other designs;

            (d)   integrated circuit topography rights;

            (e)   patents; and

            (f) trade-marks, including both registered and unregistered trade-marks and service marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, internet domain names, any other source or business identifiers and fictitious characters, and all goodwill associated with the foregoing, and all registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information, documentation, licences, registered user agreements and other agreements relating to the foregoing;

      "INTERIM ORDER" means the interim order of the Court in respect of the Arrangement, as contemplated by Section 10.2;

      "KEY EMPLOYEE ESCROW AGREEMENTS" has the meaning set out in Section 9.12;

      "KEY EMPLOYEE HOLD-BACK AMOUNTS" means seventy percent of the aggregate amounts to be paid to the Key Employee Shareholders pursuant to Section 2.2(r) of the Plan of Arrangement minus the aggregate amounts paid by such Key Employee Shareholders for their Dspfactory Shares, as such term is defined in the Plan of Arrangement ;

      "KEY EMPLOYEE SHAREHOLDERS" means Robert Tong, Todd Schneider, Rob Brennan, and Alex Heubi.

      "LEASE" has the meaning set out in Section 5.7;

      "LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT" means the lease assignment and assumption agreement in respect of the Lease substantially in the form attached hereto as Schedule 12.1(d);

      "LEASED PROPERTY" has the meaning set out in Section 5.7;

      "LOCK-UP AGREEMENTS" has the meaning set out in Section 12.2(i);

      "LOSSES", in respect of any matter, means all Claims, losses, damages, obligations, liabilities, deficiencies, fines, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising, directly or indirectly, as a result of such matter (but excluding any consequential losses);

      "MAXIMUM SHARE EARN-OUT" has the meaning set out in Section 3.1(c);

      "NET REVENUE" in respect of Sales of a particular product or service, means all revenue generated with respect thereto, minus any returns, refunds, or credits provided in the ordinary course of business and not including any amounts received for shipping, taxes, duties and tariffs;

      "NON-TRANSFERRED PERMITS" means those (a) government permits, and (b) other approvals, consents, registrations, certificates and other authorizations held by or granted to the Vendor which are applicable to the Purchased Business or the Purchased Assets and which are not being transferred by the Vendor to the Purchaser;

      "OBCA" means the Business Corporations Act (Ontario) as now in effect and as it may be amended from time to time prior to the Effective Date;

      "OFFERED EMPLOYEES" has the meaning set out in Section 11.1;

      "PARENTCO SEC DOCUMENTS" has the meaning set out in Section 7.5;

      "PERMITS" has the meaning set out in Section 5.15;

      "PERMITTED ENCUMBRANCES" means:

            (a) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

            (b) inchoate liens claimed or held by any Governmental Authority or a public utility in respect of the payment of taxes or utilities not yet due and payable; and

            (c)   the Encumbrances described in Schedule 5.6;

      "PERSON" means an individual, firm, corporation, limited liability company, syndicate, partnership, trust, association, joint venture, unincorporated organization, Governmental Authority or other legal or business entity;

      "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule 10.3 and any amendment or variations thereto made in accordance with Section 10.3 hereof or Article 4 of the Plan of Arrangement;

      "PREMISES" has the meaning set out in Section 5.8;

      "PURCHASE PRICE" has the meaning set out in Section 3.1;

      "PURCHASED ASSETS" has the meaning set out in Section 2.1;

      "PURCHASED BUSINESS" means the business carried on by the Vendor prior to the Effective Time utilizing the Purchased Assets, consisting primarily of the development, marketing and sale of ultra-miniaturized, ultra-low power, software-programmable digital signal processing products;

      "PURCHASERS" means collectively AMIS Canada, AMIS, and EMMA, and "Purchaser" means any one of them;

      "RELEASE" means any release, spill, emission, discharge, disposal, dispersal, leaching or migration into the indoor or outdoor environment;

      "REMAINING EMPLOYEES" means all employees of the Vendor currently employed in connection with the Purchased Business other than the Transferred Employees and the Fixed Term Employees;

      "SALE" includes any sale, lease, licence or other transfer to a party other than Purchasers, Parentco or any of their Affiliates which shall be deemed to have occurred when (a) in the case of semi-conductor chips or other tangible products, such products have been shipped, or (b) in the case of licensing, when the relevant license agreement has been executed by the licensee and the subject technology delivered to the licensee, or
      (c) in the case of services, when such services have been substantially performed;

      "SEC" means the United States Securities and Exchange Commission;

      "SHAREHOLDERS" means the holders of shares in the capital of the Vendor;

      "SHARE PURCHASE AGREEMENT" means the agreement between Parentco, AMI Semiconductor Netherlands B.V., the Covenantors, and 2031272 Ontario Ltd relating to the sale and purchase of the shares of dspfactory S.A.;

      "SIGNING AMIS SHARE PRICE" means the closing price of an AMIS Share on the date this Agreement is signed by the parties, as quoted on the NASDAQ National Market;

      "SPECIAL MEETING" means the special meeting of the Shareholders, holders of Vendor Options and holders of Vendor Warrants, and holders of Dspfactory Debentures, including any adjournment or postponement thereof, to be convened to consider, and if thought advisable, to pass the Arrangement Resolution;

      "SYSTEMS" means: (a) all computer systems, hardware, equipment and peripherals and all computer software and files included in the Purchased Assets, including the Assigned Third Party Software Licences; and (b) all process controls, environmental controls and any other support systems included in the Purchased Assets which employ, store or process date/time information in electronic form, which are used by the Vendor in the operation of the Purchased Business as currently carried on by the Vendor and are either owned or controlled by the Vendor;

      "TAX" or "TAXES" means all taxes, charges, fees, levies or other assessments, including all income, capital, sales, use, transfer, goods and services, franchise, withholding, social security, payroll, premium, employment, health, education, excise, business, property or other taxes, customs duties, surtaxes, fees, assessments, assessments as required insurance (such as workers' compensation insurance), late filing or payment penalties, charges or governmental or statutory imposts of any kind whatsoever imposed by any Governmental Authority or other taxing authority, together with any interest, penalty, fine or other amount on, or in lieu of non-collection of, late payment of or otherwise in respect of, such taxes;

      "TAX ACT" means the Income Tax Act (Canada);

      "THIRD PARTY CLAIM" has the meaning set out in Section 14.3;

      "TIME OF CLOSING" means 10:00 a.m. (Eastern Standard Time) on the Closing Date, or such other time on the Closing Date as the Vendor or the Purchasers may mutually determine;

      "TRANSFERRED FIXED TERM EMPLOYEES" has the meaning set out in Section
      11.3;

      "TRANSFERRED EMPLOYEES" has the meaning set out in Section 11.2(d);

      "TRANSFERRED INTELLECTUAL PROPERTY" has the meaning set out in Section 5.11(b);

      "TRANSFERRED PERMITS" are as referenced in Schedule 5.15;

      "VENDOR EMPLOYEE PLANS" has the meaning set out in Section 11.4(a);

      "VENDOR OPTIONS" means the options to purchase Vendor Shares granted under the Vendor's stock option plans;

      "VENDOR WARRANTS" means the warrants of the Vendor issued to MVO Investments Ltd. as evidenced by warrant certificates dated November 20, 2000 (as amended by amending agreement dated October 31, 2001) and dated October 31, 2001 and to F.J. Stork Holdings 2000 Ltd. (as amended by amending agreement dated November 1, 2001) and dated October 31, 2001; and

      "WORKING CAPITAL" means all current assets less all current liabilities, excluding both Excluded Assets and those liabilities listed under the heading "Excluded Liabilities" in Schedule 3.9. Using this methodology, the Working Capital as of February 29, 2004 was $2,503,645 (Canadian). Such calculation is further set out in Schedule 3.9.

1.2 CURRENCY

            Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

1.3 SECTIONS AND HEADINGS

            The division of this Agreement into Articles, Sections and Schedules and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or the interpretation of this Agreement. Unless otherwise specified herein, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article, Section of or Schedule to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, Section or other provision hereof and include any agreement supplemental or ancillary hereto.

1.4 RULES OF CONSTRUCTION

            In this Agreement:

      (a) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

      (b) the words "include", "includes" and "including" means "include", "includes" or "including", in each case, "without limitation";

      (c) reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing as amended, modified, replaced or supplemented from time to time;

      (d) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time;

      (e) if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule, the provisions contained in the body of this Agreement shall prevail;

      (f) time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

      (g) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.5 ACCOUNTING PRINCIPLES

            In this Agreement, accounting terms that are not defined herein shall be construed in accordance with GAAP. "GAAP" refers to generally accepted accounting principles in Canada as recommended from time to time by the Canadian Institute of Chartered Accountants.

1.6 ENTIRE AGREEMENT

            This Agreement, together with the agreements specifically contemplated herein or entered into or delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral (including the letter of intent dated May 11, 2004 and the letter dated June 17, 2004 from AMI Semiconductor Inc. to the Vendor). There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in other documents executed and delivered by the parties in connection herewith.

1.7 TIME OF ESSENCE

            Time shall be of the essence of this Agreement.

1.8 APPLICABLE LAW; CONSENT TO JURISDICTION

            This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario without reference to the conflict of laws principles thereof. Each of the parties hereby attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

1.9 KNOWLEDGE

            Where any matter is stated to be within the Vendor's knowledge in this Agreement, the Vendor shall be deemed for purposes of this Agreement to have the knowledge of the relevant facts that a senior manager of the Purchased Business with responsibility for the matter in question would reasonably be expected to have after due internal investigation and inquiry. Where any matter is stated to be within the Purchasers' knowledge or Parentco's knowledge in this Agreement, the Purchasers or Parentco, as the case may be, shall be deemed for purposes of this Agreement to have the knowledge of the relevant facts that a senior manager of the Purchasers or Parentco, as the case may be with responsibility for the matter in question, would reasonably be expected to have after due internal investigation and inquiry.

1.10 AMENDMENT AND WAIVERS

            No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise provided.

1.11 SEVERABILITY

            If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the parties hereto shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

1.12 SCHEDULES

            The following Schedules are attached to and form part of this
      Agreement:

            Schedule 2.1(a)   -  Machinery and Equipment
            Schedule 2.1(g)   -  Assigned Contracts

            Schedule 2.1(h)   -  Transferred Permits
            Schedule 2.1(i)   -  Intellectual Property
            Schedule 2.1(j)   -  Third Party Software Licences
            Schedule 3.2      -  Dspfactory Products and AMIS Products
            Schedule 3.3      -  Contract Assignment Costs and Debt Pay-off
                                 Amounts
            Schedule 3.4      -  Escrow
            Schedule 3.5      -  Allocation of Purchase Price
            Schedule 3.9      -  Working Capital
            Schedule 5.4      -  No Violation
            Schedule 5.5      -  Sufficiency of Purchased Assets
            Schedule 5.6      -  Permitted Encumbrances
            Schedule 5.7      -  Leased Property
            Schedule 5.11(c)  -  Limitations
            Schedule 5.11(e)  -  Adverse Claims
            Schedule 5.11(h)  -  Intellectual Property Claims
            Schedule 5.12     -  Insurance
            Schedule 5.15     -  Permits
            Schedule 5.16     -  Consents and Approvals
            Schedule 5.17     -  Insurance
            Schedule 5.17(b)  -  Financial Statements
            Schedule 5.18     -  Actions, Suits Proceedings
            Schedule 5.20     -  Absence of Changes
            Schedule 5.21     -  Non-Arm's Length Transactions
            Schedule 5.23(c)  -  Employment Arrangements
            Schedule 5.24     -  Major Customers
            Schedule 5.25     -  Product Warranties
            Schedule 9.11     -  Sales Leads
            Schedule 10.3     -  Plan of Arrangement
            Schedule 11.1(a)  -  Offered Employees and Designated Key Employees
            Schedule 11.1(b)  -  Offered  Fixed Term  Employees and  Designated
                                 Key Fixed Term Employees
            Schedule 11.4(a)  -  Vendor Employee Plans
            Schedule 11.4(c)  -  Employment Claims
            Schedule 12.1(d)  -  Lease Assignment and Assumption Agreement
            Schedule 12.2(f)  -  Share Purchase Agreement
            Schedule 12.2(g)  -  Government Aid Agreements
            Schedule 12.2(i)  -  Key  Employee  Shareholder  Agreements  and
                                 Form  of  Lock-Up Agreements
            Schedule 12.2(m)  -  Form of Opinion of the Vendor's Counsel
            Schedule 12.2(n)  -  Phonak Agreement
            Schedule 12.3(d)  -  Form of Opinion of the Purchaser's Counsel

                                   ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1 PURCHASED ASSETS

            On the terms and subject to the conditions of this Agreement, the Vendor hereby agrees to sell, assign and transfer to the Purchasers and the Purchasers hereby agree to purchase from the Vendor, pursuant to the Arrangement, effective as of the Effective Time, all of the property and assets used in connection with or otherwise relating to the Purchased Business (other than the Excluded Assets), whether tangible or intangible and of every kind and description and wheresoever situate (collectively, the "Purchased Assets") including, without limitation,:

      (a) Machinery and Equipment. The machinery, equipment, hardware, instrumentation, test equipment, fixtures, furniture, furnishings, parts, supplies, accessories, tools and other fixed assets, including the machinery, equipment and furniture listed in Schedule 2.1(a);

      (b) Leases of Real Property. All rights under the Lease, together with all leasehold improvements relating thereto;

      (c)   Intentionally left blank;

      (d) Inventories. All inventories, including raw materials, parts, accessories and all prototype inventories;

      (e) Accounts Receivable. All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor and the benefit of all security for such accounts, notes and debts;

      (f)   Prepaid Expenses. All prepaid expenses;

      (g) Contracts. All rights under all orders and all of the Contracts listed in Schedule 2.1(g) (collectively, the "Assigned Contracts")

      (h) Licences and Permits. The full benefit of all Transferred Permits under applicable law, including Environmental Permits, for the operation of the Purchased Business or to lease the Leased Property, including those listed in Schedule 2.1(h);

      (i) Intellectual Property. All Intellectual Property, including the registered trade-marks, trade-mark applications, registered copyrights, patents, patent applications, registered industrial designs and industrial design applications listed in Schedule 2.1(i);

      (j) Third Party Software Licences. The full benefit of all third party software licences in favour of the Vendor and associated maintenance agreements, including the third party software licences and associated maintenance agreements listed in

            Schedule 2.1(j), and all machine readable media containing copies of all source code, object code, data files, records and other information subject to or provided in connection with such third party software licences and copies of all documentation, including documents setting out applicable licence terms, operating procedures and error recovery procedures provided by third parties or prepared by the Vendor in connection with such licences (collectively, the "Assigned Third Party Software Licences");

      (k) Computer Hardware and Embedded Software. All computer hardware and embedded software, including all rights under licences and other agreements or instruments relating thereto;

      (l) Books and Records. All books and records (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchasers), including customer lists, sales records, price lists and catalogues, sales literature, advertising material, data, production records, employee manuals, personnel records (with respect only to the Transferred Employees and the Transferred Fixed Term Employees), working papers and files, engineering notes, diagrams and drawings (with respect to all employees), supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

      (m) Goodwill. All goodwill, together with the exclusive right for the Purchasers to represent themselves as carrying on the Purchased Business in succession to the Vendor and the right to use any words indicating that the Purchased Business is so carried on, including all of Vendor's right and interest to use the name "Dspfactory", or any variation thereof, as part of the name or style under which the Purchased Business or any part thereof is carried on by the Purchasers, and any product names used in connection with the Dspfactory Products and/or the Purchased Business, whether past, present or under development;

      (n) Cash and cash equivalents. All cash on hand or in banks or other depositories, and

      (o) Employee Plans. All rights in connection with, and all assets of, the Vendor's retirement, pension and group plans relating specifically to the Transferred Employees and the Transferred Fixed Term Employees.

2.2 EXCLUDED ASSETS

            The Purchased Assets shall not include any of the following property and assets of the Vendor (collectively, the "Excluded Assets"):

      (a) Income Taxes. All income tax instalments paid by the Vendor and the right to receive any refund of income taxes paid by the Vendor or credits of Taxes due to the Vendor including, without limitation, all federal and provincial scientific research and development credits and other investment tax credits;

      (b) Intercompany Receivables and Payables. Any liability or asset of the Vendor that is being held by an Affiliate of the Vendor and any liability or asset of an Affiliate of the Vendor that is being held by the Vendor or another Affiliate of the Vendor.

      (c) Shares of dspfactory S.A. All issued and outstanding shares in the capital stock of dspfactory S.A. which are the subject of the Share Purchase Agreement between the parties and/or their Affiliates;

      (d) Books and Records. All personnel records of the Vendor pertaining to the Remaining Employees and any originals of books and records of the Vendor required by applicable law to be retained by the Vendor (provided that Purchasers shall receive copies of all such books and records of the Vendor required by applicable law to be retained by the Vendor);

      (e) Actions, etc. All rights of action and claims of the Vendor against any person or persons arising by reason of any facts or circumstances that occurred or existed before the Time of Closing whether or not an action or other proceeding shall have been commenced before the Time of Closing, other than rights of action and claims that relate exclusively to any of the Purchased Assets or the Assumed Liabilities;

      (f) Corporate Records. All of the Vendor's corporate charters, minute and record books;

      (g)   Insurance. The benefit of all insurance policies;

      (h) Employee Plans. All rights in connection with, and all assets of, the Vendor's retirement, pension and group plans relating specifically to the Remaining Employees;

      (i) Non-Assigned Contracts. The Shareholders Agreement and those Contracts set out in Schedule 5.16 which are indicated as being "not required" to be assigned and for which the Vendor is unable with the exercise of reasonable efforts to obtain the required consent to assign to the Purchasers. The parties agree to amend Schedule 2.1(g) prior to Closing to reflect only those Contracts actually being assigned hereunder; and

      (j) Notes. All notes issued by holders of In-the-Money Options (as defined in the Plan of Arrangement) to the Vendor in connection with loans made by the Vendor to such holders of the exercise price for the In-the-Money Options.

                                   ARTICLE 3
                                 PURCHASE PRICE

3.1 PURCHASE PRICE

            The consideration (the "Purchase Price") payable by the Purchasers to the Vendor for the Purchased Assets shall be determined as set out below, subject to adjustment pursuant to

Sections 3.3 and 3.9 and shall not exceed $44,850,000, plus the assumption by the Purchasers of the Assumed Liabilities, payable as follows:

      (a)   cash in an amount of $19,925,000 at the Time of Closing pursuant to
            Section 3.3;

      (b) a number of AMIS Shares (the "Closing Shares") equal to the quotient obtained when $16,425,000 is divided by the Signing AMIS Share Price pursuant to Section 3.3; and

      (c) a maximum additional number of AMIS Shares having an aggregate share value at the time of issuance of up to $8,500,000, subject to the provisions of and payable on the dates and in the manner described in Section 3.2 (the "Maximum Share Earn-Out").

3.2 SHARE EARN-OUT

      (a) Provided that the 2005 Dspfactory Revenue is greater than $20,000,000, the Purchasers shall transfer to the Vendor a number of AMIS Shares calculated as follows (the "2005 Earn-Out Shares"):

            (i) if the 2005 Dspfactory Revenue is $22,000,000 or more, that number of AMIS Shares equal to the quotient obtained when $8,500,000 is divided by the Average AMIS Share Price; or

            (ii) if the 2005 Dspfactory Revenue is greater than $20,000,000 but less than $22,000,000, that number of AMIS Shares equal to the quotient obtained when the 2005 Earn-Out Value is divided by the Average AMIS Share Price, where the 2005 Earn-Out Value is equal to either (A) the product of (1) $8,500,000 and (2) the quotient obtained when (I) the amount by which the 2005 Dspfactory Revenue exceeds $20,000,000, is divided by (II) 2,000,000; or (B) zero if the 2005 Dspfactory Revenue is $20,000,000 or less.

      (b) Provided that the 2005 Earn-Out Shares were not transferred pursuant to Section 3.2(a)(i) and further provided that the 2006 Dspfactory Revenue is greater than $23,000,000, the Purchasers shall transfer to the Vendor a number of AMIS Shares calculated as follows (the "2006 Earn-Out Shares"):

            (i) if the 2006 Dspfactory Revenue is $26,000,000 or more, that number of AMIS Shares equal to the quotient obtained when (A) the amount by which $8,500,000 exceeds the 2005 Earn-Out Value is divided by (B) the Average AMIS Share Price; or

            (ii) if the 2006 Dspfactory Revenue is greater than $23,000,000 but less than $26,000,000, that number of AMIS Shares equal to the quotient obtained when the 2006 Earn-Out Value is divided by the Average AMIS Share

                  Price, where the 2006 Earn-Out Value is equal to the amount, if any, by which:

                  (A)   the product of

                        (I)   $8,500,000 and

                        (II) the quotient obtained when (i) the amount by which the 2006 Dspfactory Revenue exceeds $23,000,000, is divided by (ii) 3,000,000,

                        exceeds

                  (B)   the 2005 Earn-Out Value.

      (c)

            (i) Within 60 days of each of the fiscal year-ends of Parentco ending December 31, 2005 and December 31, 2006, Parentco shall deliver to the Vendor and each Covenantor a report which shall include the unaudited income statement of the Purchased Business and all other financial statements and information necessary to determine the amount of Dspfactory Revenue for such year;

            (ii) Any AMIS Shares paid pursuant to Sections 3.2(a) shall be transferred on the date which is twenty (20) Business Days following the public filing by Parentco of its audited financial statements for the year ending December 31, 2005;

            (iii) Any AMIS Shares transferred pursuant to Sections 3.2(b) shall be transferred on the date which is twenty (20) Business Days following the public filing by Parentco of its audited financial statements for the year ending December 31, 2006;

            (iv) In the event that there is a dispute between the parties over the number of AMIS Shares to be transferred pursuant to
                  Section 3.2(a) or (b), Purchasers shall transfer that number of AMIS Shares which is not in dispute as provided above and any additional AMIS Shares thereafter due shall be transferred on the third Business Day following the date of the resolution of the dispute;

            (v) Provided that the 2005 Earn-Out shares were not transferred pursuant to Section 3.2(a)(i), Purchasers and their Affiliates shall permit an independent certified public accountant hired by the Vendor or its representatives at its or their sole expense and an additional representative of the Vendor who is familiar with Dspfactory Products, during normal business hours and upon thirty (30) days advance written notice to Purchasers, to examine those portions of Purchasers' or their Affiliates' corporate books, accounts, records and other documents which are required to ascertain whether the Purchasers' calculation of the amounts due pursuant to Section 3.2(a) was accurate and included all of the revenues properly includable, taking into account the definition of 2005 Dspfactory Revenue, Dspfactory Products and Sale. Only one such examination shall be conducted in 2006 relating to the payment of the 2005 Earn-Out Shares. Provided that the 2006 Earn-Out Shares are not transferred pursuant to Section 3.2(b)(i), a second examination may be conducted in 2007 to ascertain the accuracy of the amount paid pursuant to Section 3.2(b)(ii), including the revenues properly includable, taking into account the definition of 2006 Dspfactory Revenue, Dspfactory Products and Sale. The additional representative of the Vendor shall be required to represent to the Purchasers in writing that he or she is not a director, officer, shareholder, employee, investor, consultant of or supplier to a competitor of the Purchasers or their Affiliates. The accountant and additional representative of the Vendor shall sign a confidentiality agreement with Purchasers agreeing to keep all such information learned from the audit confidential except that they may disclose the amount of 2005 Dspfactory Revenue and/or the amount of the 2006 Dspfactory Revenue, as the case may be, to shareholders of Vendor and may disclose to the Covenantors (excluding any Covenantor which cannot represent that it is not a director, officer, shareholder, employee, investor, consultant of or supplier to a competitor of the Purchasers or their Affiliates) the basis of the calculation of the 2005 Dspfactory Revenue and/or the 2006 Dspfactory Revenue, as the case may be, (including the reasons for including or excluding specific amounts) but not any material technical information relating to the products of the Purchasers or their Affiliates.

      (d) Contemporaneously with any transferred of AMIS Shares pursuant to Subsections 3.2(a) and 3.2(b), Parentco shall provide to the Vendor a certificate of a duly authorized officer of Parentco certifying that at the time of transfer of said AMIS Shares the representations and warranties of Parentco in this Agreement are true and correct at such date of issuance with the same force and effect as if such representations and warranties had been made at and as of such time.

3.3 CLOSING DATE PAYMENT

      (a) At the Time of Closing, the Purchasers shall pay to the Vendor $19,925,000 adjusted as follows (the "Closing Date Payment"):

            (i) the following amounts shall be subtracted: (1) a sum equal to the pay-off amounts for the outstanding debts set out in
                  Schedule 3.3, and (2) one-half of the Contract Assignment Costs as set out in Schedule 3.3 (the "Closing Date Payment"), and

            (ii) the following amount shall be added: the product obtained when the Effective Time Price is multiplied by the aggregate number of AMIS

                  Shares transferred to the Electing Swiss Shareholders as part of the payment of the Preferred Share Price Consideration pursuant to the Plan of Arrangement (all capitalized terms in this Section 3.3(a)(ii) shall be as defined in the Plan of Arrangement).

The Closing Date Payment shall be made by means of wire transfer in immediately available funds to an account designated by the Vendor.

      (b) At the Time of Closing, the Purchasers shall deliver to the Vendor a certificate in the name of the Vendor representing the Closing Shares minus the aggregate number of AMIS Shares transferred to the Electing Swiss Shareholders as part of the payment of the Preferred Share Price Consideration pursuant to the Plan of Arrangement (as such terms are defined in the Plan of Arrangement).

      (c) In addition, at the Time of Closing, the Purchasers will pay the Contract Assignment Costs and the pay-off amounts for the outstanding debts set out in Schedule 3.3.

3.4 ESCROW

            As security for the Covenantors' potential obligations with respect to Section 3.9 and any indemnity obligations under this Agreement and/or the Share Purchase Agreement, the Purchasers shall withhold and pay the sum of $2,600,000 (the "Escrow Amount") to the Escrow Agent. The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of the indemnity escrow agreement in the form attached hereto as Schedule 3.4 (the "Escrow Agreement"), in a separate interest bearing escrow account. The Escrow Amount held by the Escrow Agent pursuant to this Section 3.4 shall not limit the indemnification obligations of the Vendor under this Agreement.

3.5 ALLOCATION OF PURCHASE PRICE

      (a) The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 3.5.

      (b) The Vendor and the Purchasers each:

            (i) will complete and file all returns required by applicable federal, state, provincial, municipal and local laws, statutes, regulations and ordinances relating to Taxes in a manner consistent with Schedule 3.5; and

            (ii) will not take a position on any such return that is inconsistent with the allocation provided for in Schedule 3.5 without the consent of the other party.

3.6 TRANSFER TAXES

            The Purchasers shall be liable for and shall pay on a timely basis any payable federal and provincial sales taxes (including any retail sales taxes) and any other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchasers.

3.7 GST MATTERS

Within three Business Days prior to Closing, the Purchasers shall notify the Vendor in writing as to whether each of the Purchasers is a registrant for the purposes of the ETA and, shall provide the Vendor with each registrant Purchaser's registration number. In the event that any of the Purchasers is not a registrant, the Parties shall agree upon an amendment to Schedule 3.5, which amendment shall set out a reasonable allocation of the purchase price paid by such non-registered Purchaser for the assets purchased by it under this Agreement. Upon Closing, the Purchasers shall pay to the Vendor in addition to the Purchase Price all amounts payable pursuant to the ETA and the Vendor shall remit such amounts as required pursuant to the ETA.

3.8 INCOME TAX ELECTION

            The Purchasers and the Vendor agree to elect jointly in the prescribed form under Section 22 of the Tax Act as to the sale of the accounts receivable and other assets which are referred to in Section 2.1 and described in Section 22 of the Tax Act and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to
Section 3.5(a) as the consideration paid by the Purchasers therefor.

3.9 WORKING CAPITAL ADJUSTMENT

Within 30 days after the Closing Date, the Vendor will provide the Purchasers with unaudited consolidated financial statements of the Vendor as of the Closing Date (the "Closing Financial Statements"), which Closing Financial Statements shall be prepared on the same basis and consistent with the same accounting standards, methods and policies used in compiling the Financial Statements, and a calculation of Working Capital as of the Effective Time (the "Effective Time Working Capital"), which amount shall be calculated consistent with the method used to calculate Working Capital as of February 29, 2004. The Purchasers, acting reasonably, shall have 30 days to review and approve the Closing Financial Statements and calculation of the Effective Time Working Capital. If, at the end of such 30 day period, the Vendor and the Purchasers have not agreed on the Closing Financial Statements and the calculation of the "Effective Time Working Capital, then the Closing Financial Statements and the calculation of the Effective Time Working Capital shall not be determined pursuant to Article 14 but shall be determined in writing (which determination shall be final, binding and not subject to appeal) by a Canadian nationally-recognized accounting firm selected by agreement between the Vendor and the Purchasers. In the event that the Effective Time Working Capital is less than Cdn. $2,000,000, the Vendor shall pay Purchasers the amount of such difference (the "Working Capital Adjustment") within 70 days of the Closing Date by wire transfer in immediately available funds in accordance with instructions to be provided by the Purchasers. In the event of a dispute between the parties as to the Working Capital calculation, Vendor shall pay the undisputed amount within 10 days following the end of such 30 day period any remaining amount shall be paid within fifteen (15) days of the determination by the accounting firm. Each of the Covenantors (other than the Vendor), jointly and severally, unconditionally and irrevocably guarantee in favour of the Purchasers the due and punctual payment of any amounts due and owing by the Vendor to the Purchasers under this Section 3.9. This shall be a continuing, absolute and unconditional guarantee and shall not be subject to any set-off, counterclaim, violation or other diminution.

                                    ARTICLE 4
                                   LIABILITIES

4.1 ASSUMPTION OF CERTAIN LIABILITIES BY THE PURCHASERS

            On the terms and subject to the conditions of this Agreement and as additional consideration for the Purchased Assets, AMIS Canada agrees to assume on the Closing Date the obligations and liabilities of the Vendor with respect to (a) the Accounts Payable, (b) the Transferred Employees to the extent such liabilities and obligations arise from the employment of the Transferred Employees by the Purchasers or the termination of such employment by the Purchasers on or after the Effective Time (including, for greater certainty, the portion of any severance payment required under Canadian law, whether statutory or common law (but not pursuant to any contract or understanding with Vendor) for a Transferred Employee employed and later terminated by a Purchaser which is based upon such Terminated Employee's length of service with the Vendor and, where applicable, with Unitron Industries Ltd.), and (c) the obligations and liabilities (without duplication) of the Vendor in connection with the Purchased Assets which accrue after the Effective Time under or in respect of: (i) the Assigned Contracts; (ii) the Assigned Third Party Software Licences; (iii) the Transferred Permits; (iv) the Lease Assignment and Assumption Agreement; and (v) the Government Aid Agreements (collectively, the "Assumed Liabilities").

4.2 EXCLUDED LIABILITIES

            Notwithstanding anything to the contrary in this Agreement, the Purchasers shall not assume, and the Vendor shall be solely responsible for, any liabilities relating to the Excluded Assets or liabilities other than Assumed Liabilities, including but not limited to any indebtedness of the Vendor or any of its Affiliates to any of its or their shareholders (collectively, the "Excluded Liabilities").

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF THE COVENANTORS

            Each of the Covenantors, jointly and severally, represents and warrants to the Purchaser as follows except that the representations and warranties set out in Section 5.2, the second sentence of Section 5.21, and the first sentence of Section 5.29 to the extent it relates to Section 5.2 and 5.21 (second sentence only) are made severally only by each Covenantor with respect to such Covenantor only, and acknowledges that the Purchasers are relying on such representations and warranties in connection with its purchase of the Purchased Assets:

5.1 ORGANIZATION

            The Vendor is a corporation duly incorporated and organized and validly existing under the laws of the Province of Ontario and has the corporate power to own or lease its property, to carry on the Purchased Business as now being conducted by it, to enter into this Agreement and to perform its obligations hereunder. The Vendor is duly qualified as a corporation to do business in all jurisdictions in which the Purchased Business is conducted in a manner so as to require such qualification.

5.2 AUTHORIZATION

            This Agreement has been duly authorized, executed and delivered and is a legal, valid and binding obligation of each Covenantor, enforceable against each Covenantor by the Purchaser in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

5.3 NO OTHER AGREEMENTS TO PURCHASE

            No person other than the Purchasers has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Purchased Business.

5.4 NO VIOLATION

            Except as set out in Schedule 5.4, the execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for do not and will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under: (i) any Assigned Contract, Assigned Third Party Software Licence or Permit with respect to the Purchased Assets to which the Vendor is a party, or by which it or the Purchased Business is bound or the Purchased Assets are subject; (ii) any provision of its certificate of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor; (iii) any shareholders agreement entered into by the shareholders of the Vendor; (iv) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Vendor; or (v) any applicable law, statute, ordinance, by-laws, regulation or rule; or (b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

5.5 SUFFICIENCY OF PURCHASED ASSETS

            The Purchased Assets owned or leased by the Vendor are sufficient to carry on the Purchased Business in substantially the same manner as the Purchased Business is carried on by the Vendor prior to the date hereof except that no representation or warranty is made to the extent that the ability to so carry on business is diminished by the absence of employees who are not offered employment by the Purchasers or who do not accept such offer. All tangible Purchased Assets are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Purchased Business due to inadequate maintenance of any of the Purchased Assets. Except as set out on Schedule 5.5, all the tangible Purchased Assets are situated at the Leased Property.

5.6 TITLE TO PERSONAL PROPERTY

            The Purchased Assets (other than Intellectual Property) are owned beneficially by the Vendor with a good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances.

5.7 REAL PROPERTY LEASE

            Other than the Lease, the Vendor has no interest in any real property, and except for the lease (the "Lease") described in Schedule 5.7 relating to the real property that is leased by the Vendor (the "Leased Property"), the Vendor is not a party to any other lease or agreement to lease in respect of any real property which is used in the Purchased Business, whether as lessor or lessee. The Vendor occupies the Leased Property and has the exclusive right to occupy and use the Leased Property upon the terms and conditions contained in the Lease. The Lease is in good standing and in full force and effect, and neither the Vendor nor to the Vendor's knowledge any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Vendor has made available to the Purchasers a true and complete copy of the Lease and all amendments thereto and no other terms apply to the Leased Property.

5.8 LEASED PROPERTY

            All buildings, structures, improvements and appurtenances situated on the Leased Property (collectively, the "Premises") are in good operating condition and in a state of reasonably good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Vendor has adequate rights of ingress and egress for the operation of the Purchased Business in the ordinary course as currently conducted. To the knowledge of the Vendor, none of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any material restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others. Without limiting the generality of the foregoing:

      (a) to the knowledge of the Vendor, the Leased Property and the Premises, the current uses thereof and the conduct of the Purchased Business comply with all regulations, statutes, enactments, laws and by-laws, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

      (b) no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Property and the Premises or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, and the Vendor knows of no written notification having been given to them or to the Purchased Business of any such outstanding work being ordered, directed or requested, other than those which have been complied with;

      (c) all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Property and the Premises at the request of the Vendor have been fully paid and satisfied and no person is entitled to claim a lien under the Construction Lien Act (Ontario) against the Leased Property or the Premises or any part thereof, other than current accounts in respect of which the payment due date has not yet passed;

      (d) there is nothing owing in respect of the Leased Property and the Premises by the Vendor to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

      (e) no part of the Leased Property or the Premises has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any notice or proceeding in respect thereof been given or commenced;

      (f) to the knowledge of the Vendor, there are no Encumbrances, other than Permitted Encumbrances, which affect the Leased Property or the Premises that would not be learned by conducting a title search on the property in the normal course of business;

      (g) the Leased Property and the Premises are fit for its present use, and there are no material or structural repairs or replacements which are necessary or advisable and, without limiting the generality of the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems which are necessary or advisable to permit the continued operation of the Purchased Business, and none of the Leased Property or the Premises is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated; and

      (h) to the knowledge of the Vendor, there are no outstanding levies, charges or fees assessed against the Leased Property or the Premises by any public authority (including development or improvement levies, charges or fees).

5.9 INVENTORIES

            The inventories of the Vendor relating to the Purchased Business do not include any material items which the Vendor has not recorded a sale for such class of inventory item for a period of greater than six months, below standard quality or of a quality or quantity not useable or saleable in the normal course of business, the value of which has not been written down on its books of account to net realizable market value. The inventory levels of the Vendor are at such amounts as are required for the operation of the Purchased Business as presently conducted by the Vendor.

5.10 ACCOUNTS RECEIVABLE

            All accounts receivable, book debts and other debts due or accruing to the Vendor in connection with the Purchased Business are bona fide and good and, subject to an allowance for doubtful accounts which have been reflected on the books of the Vendor in accordance with GAAP, collectible without set-off or counterclaim.

5.11 INTELLECTUAL PROPERTY

      (a) Schedule 2.1(j) lists all Contracts and amendments thereto which set forth the terms of the Assigned Third Party Software Licences except for Contracts in respect of COTS Software. Subject to the terms of the Permitted Encumbrances, the Assigned Third Party Software Licences govern the Vendor's rights to assign the Assigned Third Party Software Licences to the Purchaser.

      (b) The Intellectual Property listed in Schedule 2.1(i), the unregistered owned Intellectual Property of the Vendor, the COTS Software, and the Assigned Third Party Software Licences (collectively the "Transferred Intellectual Property") comprise all Intellectual Property required in order for the Purchasers to conduct the Purchased Business in the manner conducted by the Vendor prior to the date hereof.

      (c) The Vendor is the beneficial owner of the rights which are to be conferred by the assignment of the Transferred Intellectual Property, free and clear of all Encumbrances except for Permitted Encumbrances and the terms and conditions contained in the Assigned Third Party Licences and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey the Transferred Intellectual Property to the Purchaser, except as specified in the Contracts specifically listed in Schedule 2.1(j), and except as set out in agreements governing the COTS Software and except as set out in Schedule 5.11(c), and except as set out in agreements governing the Permitted Encumbrances.

      (d) None of the Transferred Intellectual Property (other than the COTS Software) has been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Transferred Intellectual Property, except for the Intellectual Property applications marked "abandoned" on Schedule 2.1(i). The Vendor has maintained or caused to be maintained the rights to Transferred Intellectual Property in a prudent and commercially reasonable manner (provided that no representation is given that the Vendor has applied for all possible registrations of the Transferred Intellectual Property) and, without limiting the generality of the foregoing, has registered or applied to register the Transferred Intellectual Property as set out in Schedule 2.1(i), has paid all applicable fees due under all Contracts, including the Assigned Third Party Software Licences, for the Transferred Intellectual Property and for all registrations and applications for registrations listed on Schedule 2.1(i), and has renewed or made applications for renewal within the applicable renewal periods for the Assigned Third Party Software Licences.

      (e) Except as specifically disclosed in Schedule 5.11(e), the Vendor has not received any notice of any adverse claim or litigation and is not party to any litigation challenging the validity, ownership or enforceability of any of the Transferred Intellectual Property, or of the Vendor's right to use or assign the Transferred Intellectual Property to the Purchaser. Except as set out in
Schedule 5.11(e), the Vendor has no knowledge of any state of facts which casts doubt on the validity or enforceability of any of the Transferred Intellectual Property (other than the COTS Software).

      (f) The products of the Vendor as at the date hereof operate substantially in accordance with the specifications and documentation therefor provided to the Vendor's customers.

      (g) To the knowledge of the Vendor, the conduct of the Purchased Business, as currently carried on by the Vendor, including the use of the Transferred Intellectual Property (other than the COTS Software), does not infringe upon or breach the Intellectual Property, domestic or foreign, of any other person. The Vendor has not received any notice of any adverse claim or litigation and is not party to any litigation alleging that the conduct of the Purchased Business, as currently carried on by the Vendor, infringes upon or breaches any Intellectual Property of any other person, except as specifically disclosed in Schedule 5.11(e). The Vendor has no knowledge of any state of facts or event which would provide any other person with a reasonable basis for claiming that the conduct of the Purchased Business, as currently carried on by the Vendor, including the use of the Transferred Intellectual Property (other than the COTS Software), infringes upon or breaches the Intellectual Property of that other person.

      (h) Except as set out in Schedule 5.11(h), to the knowledge of the Vendor, there is no basis for any claim that the Vendor's Intellectual Property rights in the Transferred Intellectual Property (other than the COTS Software) are being or have been infringed or breached by any other person.

      (i) The Vendor has made available to the Purchasers true and complete copies of all Contracts, software, media and documentation comprising the Transferred Intellectual Property.

      (j) Provided all required consents to transfer set out in Schedule 5.16 are obtained, the assignment by the Vendor to the Purchasers of the Transferred Intellectual Property (except with respect to the COTS Software) does not and will not violate any Contracts or invalidate any such Intellectual Property.

      (k) The Systems owned by the Vendor and, to the Vendor's knowledge, the Systems licensed to the Vendor, including the Assigned Third Party Software Licences, are free of any disabling codes or instructions (each, a "Disabling Code"), and any virus or other contaminant (each, a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable the Systems or that may result in damage thereto. The Vendor has taken reasonable steps and implemented all reasonable procedures to ensure that the Systems are free from Disabling Codes and Contaminants. The Vendor has taken all reasonable steps and implemented all reasonable procedures to safeguard the Systems and restrict unauthorized access thereto.

5.12 INSURANCE

            Attached as Schedule 5.12 is a list of all insurance policies maintained by the Vendor in respect of the Purchased Assets. The Vendor is not in default with respect to any of the material provisions contained in any such insurance policy.

5.13 NO EXPROPRIATION

            No notice or proceeding in respect of an action by a Governmental Authority to expropriate any of the Purchased Assets has been given or commenced, and the Vendor is not aware of any intent or proposal to give any such notice or commence any such proceedings.

5.14 AGREEMENTS AND COMMITMENTS

            Except as listed on Schedules 2.1(g), 2.1(i), 2.1(j) and 5.7 and except for COTS Software and Contracts with employees who do not become Transferred Employees, the Vendor is not a party to or bound by any Contract that (a) will be required for the operation of the Purchased Business in substantially the same manner as the Vendor currently conducts the Purchased Business or (b) applies to the Purchased Assets. Schedules 2.1(g) and 2.1(j) list the Assigned Contracts and the Assigned Third Party Software Licences, respectively (collectively, the "Assigned Agreements"). The Vendor has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or, to the knowledge of the Vendor, alleged to be in default in respect of any of the Assigned Agreements. All of the Assigned Agreements are in good standing and in full force and effect, and no event, condition or occurrence exists with respect to the Vendor or, to the knowledge of the Vendor, with respect to the counterparties to the Assigned Agreements, which, after notice or lapse of time or both, would constitute a default under any of the Assigned Agreements. The Vendor has made available to the Purchasers a true and complete copy of each Assigned Agreement.

5.15 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

            The Vendor has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees, franchises or other governmental authorizations, guidelines, policies or orders applicable to the Purchased Business and/or to the Purchased Assets. The Transferred Permits and the Non-Transferred Permits (collectively, the "Permits"), as set out in
Schedule 2.1(h) and Schedule 5.15, respectively, are all the (a) government permits; and (b) other approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) held by or granted to the Vendor which are applicable to the Purchased Business, the Leased Property, the Premises and/or the Purchased Assets, and there are no other material (i) government permits (including Environmental Permits), and (ii) other licences, approvals, consents, registrations, certificates or authorizations (including Environmental Permits) necessary for the Purchasers to conduct the Purchased Business in substantially the same manner as the Vendor currently conducts the Purchased Business or to own or lease any of the Purchased Assets. Each Permit is valid, binding and in full force and effect, the Vendor is not in violation, default or breach of any Permit, and no proceeding is pending or, to the knowledge of the Vendor, threatened for violation of or to revoke or limit any Permit. The Vendor has made available to the Purchasers a true and complete copy of each Permit and all amendments thereto.

5.16 CONSENTS AND APPROVALS

            There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority or any other person as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, authorizations, consents and approvals described in
Schedule 5.16. Except as set out in Schedule 5.16, under any Contract to which the Vendor is a party or by which it or the Purchased Business is bound or the Purchased Assets are subject, there is no requirement to give notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

5.17 BOOKS AND RECORDS

      (a) The books and records to be delivered by the Vendor to the Purchasers pursuant to Section 2.1(l) fairly and correctly set out and disclose in all material respects all of the information contained therein.

      (b) The Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods, present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Vendor as at the date of the Financial Statements and the sales, earnings and results of operations of the Vendor for the respective periods covered by the Financial Statements.

5.18 LITIGATION

            Except as set out in Schedule 5.18, there are no actions, suits or proceedings in progress or affecting or, to the knowledge of the Vendor, threatened against the Vendor in respect of or affecting the Purchased Business, the Leased Property, the Premises or any of the Purchased Assets or any part thereof, at law or in equity or before or by any court, Governmental Authority, domestic or foreign, or before or by an arbitrator or arbitration board. The Vendor has no knowledge of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

5.19 NO LIABILITIES

            There are no liabilities or commitments of the Vendor or its Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchasers may become liable on or after the consummation of the transaction herein provided for, other than the Assumed Liabilities.

5.20 ABSENCE OF CHANGES

            Except as listed in Schedule 5.20, since February 29, 2004, the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been: (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Purchased Business; (b) any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets; (c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor in connection with the Purchased Business, other than those incurred in the ordinary and normal course of the Purchased Business and consistent with past practice; (d) any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Vendor in relation to the Purchased Business or the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable, tax liabilities and other debts and liabilities incurred in the ordinary and normal course of business consistent with past practice; (e) any labour trouble adversely affecting the Purchased Business or the Purchased Assets; (f) any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets other than licences granted and product sales made in the ordinary course of business; (g) any capital expenditures or commitments relating to the Purchased Business or Purchased Assets in excess of $100,000 in the aggregate; (h) any change in the accounting or tax practices followed by the Vendor; (i) any change adopted by the Vendor in its depreciation or amortization policies or rates; or
(j) any material change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

5.21 NON-ARM'S LENGTH TRANSACTIONS

            Except as listed in Schedule 5.21, with respect to the Purchased
Business: (a) the Vendor has not since February 29, 2004 made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person (other than Dspfactory S.A.) not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing, except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business and except for payments due and payable in the ordinary course of business on outstanding indebtedness; and (b) except for Contracts of employment, the Vendor is not a party to any Contract to be assigned hereunder to the Purchasers with any officer, director, employee, shareholder or any other person (other than Dspfactory S.A.) not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing. No officer, director or shareholder of a Covenantor (other than the Vendor) and no entity which is an Affiliate or Associate of one or more of such individuals: (i) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a direct competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business; (ii) owns, directly or indirectly, in whole or in part, any property that the

Vendor uses in the operations of the Purchased Business; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Vendor in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under any Vendor Employee Plans.

5.22 TAX MATTERS

            There are no actions, suits, proceedings, investigations or claims in progress or to the knowledge of the Vendor, threatened against the Vendor in respect of Taxes, government charges or assessments, whether paid or unpaid, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments, whether paid or unpaid, asserted by any such authority which could result in a claim against or Encumbrance on any of the Purchased Assets or the Purchased Business. The Vendor has paid or caused to be paid all sales and use taxes which have become due and were incurred in connection with the Purchased Business. The Vendor has withheld from each payment made to any of its past or present employees, officers or directors of the Purchased Business, the amount of all taxes and other deductions required by applicable law to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. There are no liens for Taxes on the Purchased Assets. None of the Purchased Assets is subject to any joint venture, partnership or other agreement or arrangement that is treated as a partnership for federal income tax purposes. The Vendor has remitted to the appropriate tax authority, when required by law to do so, all amounts collected by it on account of GST.

5.23 EMPLOYMENT MATTERS

      (a) The Vendor has not (i) entered into any Contract with any labour union or employee association in respect of any of the employees employed by the Vendor in connection with the Purchased Business; or (ii) made any commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements in respect of any of the employees employed by the Vendor in connection with the Purchased Business.

      (b) To the Vendor's knowledge, there are no current attempts to organize or to establish any labour union or employee association in respect of any of the employees employed by the Vendor in connection with the Purchased Business and there is no certification of any such union with regard to a bargaining unit.

      (c) Except as disclosed in Schedule 5.23(c), since December 31, 2003, the Vendor has not granted or offered any increase in the compensation of employees of the Vendor (including any increase pursuant to any Vendor Employee Plan or commitment thereunder and any severance, termination or change of control benefits), or any increase in any compensation or bonus payable to any officer, employee, consultant or agent thereof or executed or promised to execute any Contract of employment with any officer or employee, or made any loan to, or engaged in any transaction with, any employee, officer or director of the Vendor.

5.24 CUSTOMERS AND SUPPLIERS

            Schedule 5.24 sets out the major customers of the Purchased Business (being those customers of the Purchased Business accounting for more than 75% of sales for the period May 31, 2003 to June 1, 2004) and since June 1, 2004 there has been no termination or cancellation of, and no modification or change in, the Vendor's business relationship with such major customers. The Vendor has no reason to believe that the benefits of any relationship with any of such major customers or any of the major suppliers of the Purchased Business will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

5.25 PRODUCT WARRANTIES

            Schedule 5.25 is a complete list of all express, written warranties given to purchasers of products or software supplied by the Vendor in connection with the Purchased Business.

5.26 ENVIRONMENTAL

      (a) The Purchased Business, the Leased Property and the Premises have been and are in material compliance with all Environmental Laws.

      (b) The Vendor has not used or permitted to be used, except in compliance with all Environmental Laws, the Leased Property or the Premises to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

      (c) To the knowledge of the Vendor, there are no underground storage tanks, ozone-depleting substances or polychlorinated biphenyls in or on the Leased Property or the Premises and the Premises have not been and are not insulated with urea formaldehyde insulation or asbestos-containing material.

      (d) The Vendor is not responsible for any Cleanup or any other remedy or liability under any Environmental Laws in connection with the Leased Property, the Premises, the Purchased Assets or the Purchased Business. The Vendor has never received any formal or informal notice of, or been prosecuted for, non-compliance with any Environmental Laws, nor has the Vendor settled any allegations of any such non-compliance prior to prosecution. There are no written notices, orders or directions relating to environmental matters or other matters governed by Environmental Laws requiring, or notifying the Vendor that it is or may be responsible for, any work, repairs, construction or material capital expenditures to be made under Environmental Laws with respect to the Purchased Business, the Leased Property, the Premises or the Purchased Assets. The Vendor has never received a written claim or notice and otherwise has no knowledge of potential liability or actual liability, relating to any Cleanup at any off-site location arising out of the Vendor's or any other person's activities or operations at the Leased Property or the Premises.

      (e) The Vendor has not caused or permitted, nor has there been to the knowledge of the Vendor, any Release of any Hazardous Substance on, in, around, from or in connection with the

Leased Property or the Premises or the Purchased Business or any such Release on or from a facility which was previously owned or leased, or any such Release, to the Vendor's knowledge, on or from a facility owned or operated by any third party but with respect to which the Vendor in connection with the Purchased Business is or may reasonably be alleged to have liability.

      (f) All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Purchased Business or resulting from the operation of the Purchased Business have been disposed of, treated and stored by the Vendor in compliance with all Environmental Laws.

      (g) The Vendor has made available to the Purchaser all documents in the Vendor's possession or under its control relating to compliance by the Vendor with or claims against the Vendor under Environmental Laws or to any other environmental or occupational health and safety matter in connection with the Leased Property, the Premises or the Purchased Business.

5.27 RESIDENCY

            The Vendor is a resident of Canada for the purposes of the Tax Act.

5.28 GST REGISTRATION

            The Vendor is a registrant for purposes of the ETA whose registration number is 86885 4480 RT0001.

5.29 FULL DISCLOSURE

            None of the representations and warranties of the Covenantors contained herein and none of the information contained in the Schedules to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. There has been no event, transaction or information which has come to the attention of any Covenantor that has not been disclosed to the Purchasers in writing which could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Purchased Business or the prospects of the Purchased Business.

                                    ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            The Purchasers represent and warrant to the Vendor as follows and acknowledge and confirm that the Vendor is relying on such representations and warranties in connection with the sale of the Purchased Assets:

6.1 ORGANIZATION

            AMIS Canada is a company duly incorporated and organized and validly existing under the laws of the Province of Nova Scotia and has the corporate power to enter into this

Agreement and to perform its obligations hereunder. AMIS is a corporation validly existing under the laws of the State of Delaware, and has the corporate power to enter into this Agreement and to perform its obligations hereunder. EMMA is a limited partnership organized under the laws of the Netherlands and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

6.2 AUTHORIZATION

            This Agreement has been duly authorized, executed and delivered by the Purchasers and each is a legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers by the Vendor in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of a court of competent jurisdiction before which any proceedings may be brought.

6.3 NO VIOLATION

            The execution and delivery of this Agreement by the Purchasers and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchasers under: (a) any Contract to which a Purchaser is a party or by which it is bound; (b) any provision of its certificate of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchasers; (c) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Purchasers; or (d) any applicable law, statute, ordinance, regulation or rule.

6.4 CONSENTS AND APPROVALS

            There is no requirement for the Purchasers to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of or from, any Governmental Authority or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

6.5 GST

            As of the Closing, the information provided to the Vendor pursuant to Section 3.7 of this Agreement is correct.

6.6 RESIDENCY

            AMIS Canada is a resident of Canada for the purposes of the Tax Act. Neither AMIS nor Emma is a resident of Canada for the purposes of the Tax Act.

                                   ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF PARENTCO

                  Parentco represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale of the Purchased Assets:

7.1 ORGANIZATION

            Parentco is a corporation validly existing under the laws of the State of Delaware, has the corporate power to enter into this Agreement and to perform its obligations hereunder.

7.2 AUTHORIZATION

            This Agreement has been duly authorized, executed and delivered by Parentco and each is a legal, valid and binding obligation of Parentco, enforceable against Parentco by the Vendor in accordance with its terms, except
(a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of a court of competent jurisdiction before which any proceedings may be brought.

7.3 NO VIOLATION

            The execution and delivery of this Agreement by Parentco and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Parentco under: (a) any Contract to which Parentco is a party or by which it is bound; (b) any provision of its certificate of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Parentco; (c) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over Parentco; or (d) any applicable law, statute, ordinance, regulation or rule.

7.4 CONSENTS AND APPROVALS

            There is no requirement for Parentco to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of or from, any Governmental Authority or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

7.5 SEC FILINGS

            Parentco has filed with the United States Securities and Exchange Commission (the "Commission") all reports and documents (the "Parentco SEC Documents") it was required to file with the Commission. As of their respective dates, the Parentco SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the Commission thereunder applicable to the Parentco SEC Documents, and none of the Parentco SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parentco and its Affiliates included in the Parentco SEC Documents complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly presented in accordance with applicable requirements of United States generally accepted accounting principles (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which will be material) the consolidated financial position of Parentco and its Affiliates as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parentco and its Affiliates for the periods presented therein.

7.6 AUTHORIZED CAPITAL

            At the Time of Closing, the authorized capital stock of Parentco consists of 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of August 26, 2004: (i) 82,975,703 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable.

7.7 AMIS SHARES

            The AMIS Shares to be issued to the Vendor pursuant to the terms of this Agreement have been duly authorized for issuance and at the Closing Time such shares will be validly issued, fully paid and nonassessable shares of common stock in the capital of Parentco free and clear of any lien, mortgage, claim, charge, security interest or encumbrance and subject to no pre-emptive rights, but subject to the Lock-Up Agreement set out in Schedule 12.2(i). The AMIS Shares are, and upon issuance thereof, each of the Closing Shares, the 2005 Earn-Out Shares and the 2006 Earn-Out Shares will be, listed for trading on the NASDAQ National Market System and the AMIS Shares satisfy all requirements for the continuation of such listing. Parentco has not received any notice that the AMIS Shares will be delisted from the NASDAQ National Market System (except for prior notices which have been fully remedied) or that the AMIS Shares do not meet all requirements for the continuation of such listing.

                                   ARTICLE 8
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            The representations and warranties contained in this Agreement shall survive the closing of the transactions contemplated hereby and, notwithstanding such closing or any investigation made by or on behalf of the party entitled to the benefit thereof, shall continue in full force and effect for the benefit of the party entitled to the benefit thereof; provided, however, that, subject to Sections 14.1(a) and 14.2(a), the representations and warranties contained in Articles 5, 6 and 7 or elsewhere in this agreement shall survive until the date which is 18 months after the Closing Date; provided further that:

      (a) the representations and warranties set out in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 6.1, 6.2 and 6.3, 7.1, 7.2. 7.3 and 7.7 and, to the
            extent relating to title to or ownership of Intellectual Property,
            Section 5.11, shall survive and continue in full force and effect without limitation of time;

      (b) the representations and warranties set out in Section 5.22 shall survive and continue in full force and effect until one year following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation;

      (c) the representation and warranty in Section 5.26 shall survive and continue in full force and effect for a period commencing on the date of this Agreement and ending five years following the Closing Date; and

      (d) a claim for any breach by any party hereto of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time.

8.2 IMPLIED WARRANTIES

            The parties hereby agree that all warranties and conditions which might otherwise be implied in this Agreement pursuant to any statute or treaty relating to the sale of goods are hereby excluded.

                                   ARTICLE 9
                                    COVENANTS

9.1 ACCESS TO THE PURCHASED BUSINESS AND PURCHASED ASSETS

            The Vendor shall forthwith make available to the Purchasers and their authorized representatives and, if requested by a Purchaser, shall provide the Purchaser with copies of all title documents, Assigned Agreements, financial information, policies, plans, reports, orders, Permits, books of account, accounting records and all other documents, information and data reasonably relating to the Purchased Business. The Vendor shall have afforded the Purchasers and their authorized representatives access during normal business hours to the Purchased Assets, the Leased Property and the Premises. At the request of the Purchasers, the Vendor shall have executed such consents, authorizations and directions as may be reasonably necessary to permit any reasonable inspection of the Purchased Assets or to enable the Purchasers or their authorized representatives to obtain reasonable access to all files and records relating to any of the Purchased Assets maintained by a Governmental Authority or other public authority. At a Purchaser's request, the Vendor shall co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

      (a)   Offered Employees;

      (b) customers, suppliers, distributors or others who have or have had a business relationship with the Vendor in respect of the Purchased Business; and

      (c) the auditors, lawyers or any other persons engaged or previously engaged to provide services to the Vendor who have knowledge of matters relating to the Purchased Business or Purchased Assets.

            The Vendor may conduct, at the request of a Purchaser and in co-operation with the representatives or consultants of a Purchaser, such physical review of the Purchased Assets as is necessary to confirm the values presented on the Financial Statements, to the reasonable satisfaction of the Purchasers. The exercise of any rights of inspection by or on behalf of a Purchaser under this Section 9.1 shall not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder which shall continue in full force and effect as provided in Section 8.1 or in such other agreements, as the case may be.

9.2 DELIVERY OF BOOKS AND RECORDS

            At the Time of Closing, the Vendor shall deliver to the Purchasers all the books and records described in Section 2.1(l). The Purchasers agree that they will preserve the books and records so delivered to it for such period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the tax, any dispute pursuant to this Agreement or other legitimate affairs of the Vendor, but the Purchasers shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records.

9.3 CHANGE AND USE OF NAME

            The Vendor agrees that within one Business Day from the Closing Date it shall change its name and the name of any of its Associates or Affiliates which include the word "Dspfactory" to a name which does not include the word "Dspfactory" or any part thereof or any similar words. The Covenantors agree individually that, from and after the Closing Date, none of the Covenantors nor any of their Associates or Affiliates will use the word "Dspfactory" and any other trademarks and product names used in connection with the Dspfactory Products and/or the Purchased Business and any part thereof or any similar words.

9.4 CONDUCT OF PURCHASED BUSINESS PRIOR TO CLOSING

            Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing:

      (a) Conduct Business in the Ordinary Course. The Vendor shall conduct the Purchased Business only in the ordinary and normal course in accordance and consistent with past practice and the Vendor shall not, without the prior written consent of the Purchasers, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein (including terminate or pay or offer to pay severance benefits to any Offered Employee other than an Offered Employee who has rejected Purchaser's offer of employment or terminating prior to the Closing Date, any Fixed Term Employee, other than a Fixed Term Employee who has rejected a Purchaser's offer of employment), and the Vendor shall not enter into any material Contract with respect to the Purchased Business without the consent of the Purchasers, which consent shall not be unreasonably withheld;

      (b) Continue Insurance. The Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall use its reasonable commercial efforts to take out, at the expense of the Purchasers, such additional insurance as may be reasonably requested by the Purchasers and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

      (c) Regulatory Consents. The Vendor shall use its best efforts to maintain, at or prior to the Time of Closing, from all appropriate federal, provincial, municipal or other governmental or regulatory bodies, the Permits described in Schedule 5.15;

      (d) Contractual Consents. The Vendor shall use its best efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 5.16;

      (e) Preserve Goodwill. The Vendor shall use its best efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and the Vendor shall use its reasonable commercial efforts to promote and preserve for the Purchasers the goodwill of suppliers, customers and others having business relations with the Vendor;

      (f) Discharge Liabilities. The Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Business that come due prior to the Closing Date and would be payable by the Vendor in the ordinary course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

      (g) Corporate Action. The Vendor shall use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor to be held for such purpose.

9.5 DELIVERY OF CONVEYANCING DOCUMENTS

            At the Time of Closing, the Vendor shall deliver to the Purchasers all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer all of Vendor's right, title and interest in and to the Purchased Assets to the Purchasers.

9.6 RETAIL SALES TAX CERTIFICATE

            The Vendor shall deliver to the Purchasers a certificate issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario).

9.7 DELIVERY OF CLOSING DOCUMENTATION

      (a) At the Time of Closing, the Vendor shall deliver to the Purchasers a certificate of status and two copies, certified by a senior officer of the Vendor as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Vendor of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchasers two copies of such other documents relevant to the closing of the transactions contemplated hereby as the Purchasers, acting reasonably, may request.

      (b) Each Purchaser shall deliver to the Vendor a certificate of status and two copies, certified by a senior officer of the Purchaser as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof. Each Purchaser shall also execute and deliver or cause to be executed and delivered two copies of such other documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request.

9.8 BULK SALES ACT COMPLIANCE

            The Purchasers hereby waives compliance by the Vendor under any applicable bulk sales legislation in connection with the sale by the Vendor to the Purchasers of the Purchased Assets, and each of the Covenantors hereby covenants and agrees to indemnify and save harmless the Purchasers from and against any and all Losses suffered or incurred by the Purchasers as a result of or arising from the failure of the Vendor to comply with the requirements of any applicable bulk sales legislation in respect of the purchase and sale of the Purchased Assets, except to the extent that any losses arise from a Purchaser's failure to pay or satisfy any of the Assumed Liabilities.

9.9 CONSENTS TO ASSIGNMENT

            If any of the Purchased Assets or any claim, right or benefit thereunder (collectively, the "Rights") is not by its terms assignable or transferable or is not assignable or transferable without the consent, approval or waiver of any person who is not a party hereto and such consent, approval or waiver has not been obtained at or prior to the Time of Closing, or the assignment or transfer thereof to a Purchaser would constitute a breach of any Contract, law, statute, ordinance, regulation, rule, judgment, decree or order, then the Vendor shall hold such Purchased Assets or Rights, as the case may be, and all benefits derived thereunder and therefrom in trust for the Purchaser. The Vendor shall continue to use its commercially reasonable efforts to obtain, where possible, as the Purchasers may direct, acting reasonably, any necessary consents, approvals or waivers to the assignment or transfer of the Purchased Assets or Rights, as the case may be, to the Purchasers following the Time of Closing. Until such consent, approval or waiver has been obtained or if it cannot be obtained, and provided that the Vendor is satisfied, acting reasonably, that doing so would not constitute a breach of any Contract, law, statute, ordinance, regulation, rule, judgment, decree or order, the Vendor shall continue to maintain the existence of the Purchased Assets or Rights, as the case may be, comply with the terms and provisions of the Rights, as agent for the Purchasers at the Purchasers' expense and for the benefit of the Purchasers, take all such actions and do or cause to be done all such things as the Purchasers may reasonably direct, at the Purchasers' expense, in order to preserve such Purchased Assets or Rights, as the case may be, and provide the benefits thereof to the Purchasers, including collecting and paying promptly to the Purchasers all monies payable under or in respect of such Purchased Assets or Rights, as the case may be, and enforcing at the request and expense of the Purchasers, or terminating at the direction of the Purchasers, any such Rights.

9.10 ACTION BY THE PURCHASERS AND THE VENDOR

            The Purchasers and the Vendor shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets from the Vendor to the Purchasers, the assumption by AMIS Canada of the Assumed Liabilities, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the performance of each party's respective obligations hereunder and thereunder, and each party shall cause all necessary meetings of its board of directors (or any committee thereof) to be held for such purpose.

9.11 COVENANTS RELATING TO THE SHARE EARN-OUT

      Purchasers agree that through the earlier of payment of the Maximum Earn-Out Shares or December 31, 2006, it will:

  (a) not take any action intentionally designed to have an adverse material effect on the ability of the Vendor to earn the Maximum Share Earn-Out,

  (b) not move the primary operation of the Purchased Business to a location which is more than 50 kilometers away from Waterloo, Canada.

  (c) not move the primary operation of the DSP hardware engineering and design center outside of the canton of Neuchatel, Switzerland.

  (d) not sell all or a material part of the Purchased Business to a third party except in connection with the sale of all or substantially all of the assets of Parentco. For purposes of this clause, a material part of the Purchased Business means assets, the sale of which would have an adverse material effect on the ability of the Vendor to earn the Maximum Share Earn-Out.

  (e) use reasonable commercial efforts to market, sell, and deliver those Dspfactory Products that are commercially viable.

  (f) will use reasonable commercial efforts to employ or contract with 5 sales representatives and 4 field application engineers who are knowledgeable about the Dspfactory Products then being marketed and sold.

  (g) will allow the Purchased Business to make reasonable commercial efforts to pursue the sales leads set out in Schedule 9.11 for so long as such leads are commercially viable.

            The Purchasers' agreement to Section 2.2(i) and the agreement relating to the Phonak matter referenced in Section 12.2(n) shall not be construed in any way as a violation of the Purchasers' obligations as set out in this Section 9.11.

9.12 KEY EMPLOYEE SHAREHOLDERS

            At the time it distributes the proceeds of this transaction to its Shareholders, the Vendor agrees to withhold from the Key Employee Shareholders and pay to the Escrow Agent, the Key Employee Hold-Back Amounts, which shall be held by the Escrow Agent pursuant to the terms and conditions of the Key Employee Escrow Agreements in the form set out in Schedule 9.12 (the "Key Employee Escrow Agreements").

9.13 DISCHARGE OF CERTAIN PERMITTED ENCUMBRANCES

            Upon Closing, the Vendor shall pay or cause to be fully repaid at Closing the Permitted Encumbrances indicated on Schedule 4.6 as being fully repaid from the Closing Date Payment.

                                   ARTICLE 10
                                   ARRANGEMENT

10.1 IMPLEMENTATION STEPS

            The Vendor shall as soon as reasonably practicable:

(a) apply in a manner acceptable to the Purchasers, acting reasonably, under
Section 182 of the OBCA for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order so that, among other things, the transfer of the Closing Shares, any 2005 Earn-Out Shares and any 2006 Earn-Out Shares to Vendor and the transfer of such shares by

Vendor to the holders of Amalco securities pursuant to the Plan of Arrangement shall be exempt from registration under Section 3(a)(10) of the U.S. Securities Act of 1933, as amended;

            (b) convene and hold the Special Meeting for the purpose of considering the Arrangement Resolution and for any other purpose as may be set out in the notice for such meeting and approved by the Purchasers, acting reasonably;

            (c) not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call the Special Meeting without the Purchasers' prior written consent except as required by applicable law;

            (d) use reasonable commercial efforts in compliance with all applicable laws to solicit proxies in favour of the approval of the Arrangement Resolution;

            (e) use reasonable commercial efforts to take all other action that is necessary or desirable to secure the requisite approval of the Arrangement Resolution;

            (f) subject to the terms of this Agreement and obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

            (g) subject to the terms of this Agreement and obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement.

10.2 INTERIM ORDER

            The notice of motion for the application referred to in Subsection 10.1(a) shall request that the Interim Order provide:

      (a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;

      (b) that the requisite approval for the Arrangement Resolution shall be 66 2/3%, in aggregate, of the votes cast on the Arrangement Resolution by Shareholders, holders of Dspfactory Debentures, holders of Vendor Options (on an as exercised basis) and holders of Vendor Warrants (on an as exercised basis), voting together as a single class, present in person or by proxy at the Special Meeting;

      (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Vendor, including quorum requirements and all other matters, shall apply in respect of the Special Meeting; and

      (d) for the grant of Dissent Rights to Shareholders, holders of Vendor Options, holders of Vendor Warrants, and holders of Dspfactory Debentures as contemplated in the Plan of Arrangement.

10.3 PLAN OF ARRANGEMENT AND ARTICLES OF ARRANGEMENT

            The Vendor, the Purchasers and Parentco agree that, unless otherwise mutually agreed, the Plan of Arrangement shall be substantially in the form contained in Schedule 10.3. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement.

10.4 VENDOR INFORMATION CIRCULAR

            (a) As promptly as practicable after the execution and delivery of this Agreement, the Vendor shall prepare the Circular together with any other documents required by applicable laws in connection with the Arrangement and, subject to obtaining an Interim Order, the Vendor shall cause the Circular and other documentation required in connection with the Special Meeting to be sent to each Shareholder, holders of Dspfactory Debentures, holders of Vendor Options and holders of Vendor Warrants and filed as required by the Interim Order and applicable law.

            (b) During the course of preparing drafts of the Circular and prior to printing a final version of the Circular, the Vendor shall provide the Purchasers and their legal advisors with reasonable opportunity to review and comment thereon.

10.5 PREPARATION OF FILINGS

            (a) The Vendor and Parentco shall cooperate in and use reasonable commercial efforts in:

            (i) the preparation and filing of any application for the Interim Order and the Final Order and the preparation of any other documents reasonably deemed by the Vendor, the Purchasers or Parentco to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state securities laws in connection with the Arrangement and other transactions contemplated hereby; and

            (ii) the taking of all such action as may be required under the OBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

            (b) Each of the Vendor, the Purchasers and Parentco shall furnish to the other all such information concerning it and its shareholders as may be required for the effectuation of the actions described in Section 10.4 and the foregoing provisions of this Section 10.5, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

            (c) The Vendor, the Purchasers and Parentco shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular.

            (d) The Vendor shall use reasonable commercial efforts to ensure that the Circular complies will all applicable laws and, without limiting the generality of the foregoing, that the Circular does not contain any misrepresentation or untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made. Without limiting the generality of the foregoing, the Vendor shall use reasonable commercial efforts to ensure that the Circular provides the Shareholders, holders of Dspfactory Debentures, holders of Vendor Options and holders of Vendor Warrants with information and sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Special Meeting.

                                   ARTICLE 11
                                EMPLOYEE MATTERS

11.1 OFFERS OF EMPLOYMENT

      (a) AMIS Canada acknowledges and confirms that it will offer, promptly after the execution of this Agreement, on a conditional basis subject to the closing of the transaction contemplated by this Agreement, regular employment to those individuals who are listed on Schedule 11.1(a) (the "Offered Employees") and who are employees of the Vendor at the Purchased Business on the Closing Date in accordance with the terms and conditions of this Article 11. Schedule 11.1(a) also sets out the salary, bonus, if any, stock options, if any, and benefits to be offered to each such Offered Employee.

      (b) AMIS Canada acknowledges and confirms that it will offer, promptly after the execution of this Agreement, on a conditional basis subject to the closing of the transaction contemplated by this Agreement, employment for a fixed term to the individuals who are listed on Schedule 11.1(b) (the "Fixed Term Employees") and who are employees of the Vendor at the Purchased Business on the Closing Date in accordance with the terms and conditions of this Article
11. Schedule 11.1(b) also sets out the salary, bonus, if any, stock options, if any, and benefits to be offered to each such Fixed Term Employee.

11.2 OFFERED EMPLOYEES

      (a) The Vendor acknowledges and confirms that Schedule 11.1(a) contains a complete and accurate list of the names of the Offered Employees, including the Designated Key

Employees, as of the date hereof, together with the length of hire, title or classification of each such person, the rate of salary or hourly pay at the Vendor, any commission or bonus entitlements and any other remuneration payable by the Vendor to each such person as of such date and the Vendor committed wage increases up to and including the Closing Date.

      (b) The Vendor covenants and agrees to work with and provide all commercially reasonable assistance to AMIS Canada in procuring the employment by AMIS Canada of the Designated Key Employees named in Schedule 11.1(a).

      (c) The Vendor shall continue to employ each of the Offered Employees until the Closing Date except for any such employee who, at any time prior to the Closing Date (i) is terminated for cause; (ii) voluntarily resigns; (iii) retires; or (iv) dies.

      (d) Subject to the consummation of the transaction contemplated by this Agreement, AMIS Canada shall employ all Offered Employees who accept its offers of employment (the "Transferred Employees") in accordance with the terms of such offers and of this Agreement. For greater certainty, the term "Transferred Employees" does not include "Fixed Term Employees" or "Transferred Fixed Term Employees".

11.3 FIXED TERM EMPLOYEES

      (a) The Vendor acknowledges and confirms that Schedule 11.1(b) contains a complete and accurate list of the names of the Fixed Term Employees, including the Designated Key Fixed Term Employees, as of the date hereof, together with the length of hire, title or classification of each such person, the rate of salary or hourly pay at the Vendor, any commission or bonus entitlements and any other remuneration payable by the Vendor to each such person as of such date.

      (b) The Vendor covenants and agrees to work with and provide all commercially reasonable assistance to AMIS Canada in procuring the engagement by AMIS Canada of the Fixed Term Employees.

      (c) The Vendor shall continue to employ each of the Fixed Term Employees until the Closing Date except for any such employee who, at any time prior to the Closing Date (i) is terminated for cause; (ii) voluntarily resigns; (iii) retires; or (iv) dies.

      (d) Subject to the consummation of the transaction contemplated by this Agreement, AMIS Canada shall engage on a fixed term basis all Fixed Term Employees who accept its offers (the "Transferred Fixed Term Employees") in accordance with the terms of such offers and of this Agreement.

11.4 TRANSFERRED EMPLOYEES AND TRANSFERRED FIXED TERM EMPLOYEES

      (a) Each of the Transferred Employees shall cease to accrue benefits under the Vendor's retirement, pension, vacation, bonus, incentive and all other employee benefit plans (the "Vendor Employee Plans") as of the Closing Date. The Transferred Employees shall participate in any retirement, pension, vacation, bonus, incentive and all other employee benefit plans of AMIS

Canada as of the Closing Date. Each of the Covenantors represents and warrants that Schedule 11.4(a) identifies and describes each Vendor Employee Plan and a true and complete copy of each Vendor Employee Plan has been made available to the Purchasers.

      (b) The Vendor shall ensure that none of the Transferred Employees and none of the Transferred Fixed Term Employees has any banked or outstanding vacation pay in respect of the period prior to the Closing Date for such employee and, if any such vacation pay does exist, the Vendor shall be responsible for making any required payments.

      (c) Each Covenantor represents and warrants that:

            (i) Schedule 11.1(a) identifies any Offered Employees and Schedule 11.1(b) identifies any Fixed Term Employees who are on lay-off or who have been absent continually from work for a period in excess of one month, as well as the reason for their absence;

            (ii) there are no complaints, claims or charges outstanding, or to the best of the knowledge of the Vendor, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Vendor under or in respect of any Employment Legislation;

            (iii) the Vendor is in compliance with the Employment Standards Act
                  (Ontario), and other Employment Legislation.

11.5 EMPLOYEE ACCRUALS

            The Vendor will pay all accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments to the Closing Date reflected in the books and records of the Purchased Business.

11.6 EMPLOYEE INFORMATION

            AMIS Canada shall report all wages paid and taxes withheld by it, and the Vendor shall report all wages paid and taxes withheld by it, for the calendar year in which the Closing Date occurs.

11.7 COVERAGE OF REMAINING EMPLOYEES.

            The Vendor shall be solely responsible for the payment of severance and any other benefits or taxes payable upon the termination of employment of any Remaining Employees and the termination of Vendor's employment of any Transferred Fixed Term Employees as a result of the transactions contemplated by this Agreement.

                                   ARTICLE 12
                              CONDITIONS OF CLOSING

12.1 MUTUAL CONDITIONS PRECEDENT

            The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the benefit of both the Vendor and the Purchasers (provided that no party may rely on the non-satisfaction or non-fulfilment of any such term or condition to the extent the same resulted from any misrepresentation or breach of warranty or covenant hereunder by such party, or the failure by such party to exercise reasonable commercial efforts and reasonable diligence to procure the satisfaction or fulfilment of such term or condition), to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, in writing by both of the parties):

      (a) No Action or Proceeding Regarding Completion of Transaction. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the consummation of the transactions contemplated hereby;

      (b) No Action or Proceeding Regarding Carrying-on of the Purchased Business. No legal or regulatory action or proceeding shall be pending or threatened by any person which would enjoin, restrict, prohibit or materially adversely affect the Purchaser from carrying on the Purchased Business on or after the Closing Date in materially the same manner as the Vendor carried on the Purchased Business up to the Closing Date;

      (c) Regulatory Consents. There shall have been obtained from all appropriate Governmental Authorities such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the parties to permit the consummation of the transactions contemplated hereby and to permit the Purchaser to conduct the Purchased Business after the Effective Time;

      (d) Execution of Lease Assignment and Assumption Agreement. The Lease Assignment and Assumption Agreement shall have been executed and delivered by the Purchaser, the Vendor and (if necessary) the landlord under the Lease; and

      (e)   Arrangement.

            (i) the Arrangement shall have been approved at the Vendor Meeting by the requisite vote of Vendor's securityholders;

            (ii)  any conditions in addition to those set out in this Section
                  12.1 which may be imposed by the Interim Order shall have been satisfied;

            (iii) the Interim Order and the Final Order shall each have been obtained in form and terms reasonably satisfactory to each of the Vendor, the

                  Purchasers and Parentco, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise.

      (f) Escrow Arrangements. All required parties shall have executed (i) the Escrow Agreement set forth in Section 3.4, as such Escrow Agreement may be changed by agreement of the parties, and (ii) the escrow agreements set out in Schedule 12.1(f), as such escrow agreements may be changed by agreement of the parties;

      (g) Registration Exemption. The transfer of the Closing Shares, any 2005 Earn-Out Shares and any 2006 Earn-Out Shares to Vendor and the transfer of such shares by Vendor to the holders of Amalco securities pursuant to the Plan of Arrangement shall be exempt from registration pursuant to the exemption contained in Section 3(a)(10) of the U.S. Securities Act of 1933, as amended.

12.2 CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER

            The sale and purchase of the Purchased Assets is subject to the following conditions for the exclusive benefit of the Purchasers, to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, by the written consent of the Purchasers):

      (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and at the Time of Closing with the same force and effect as if such representations and warranties had been made at and as of such time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Purchasers, and a certificate of a duly authorized officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchasers, such certificate to be in the form agreed to by the Vendor's counsel and the Purchasers' counsel;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed, and a certificate of a duly authorized officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchasers, such certificate to be in the form agreed to by the Vendor's counsel and the Purchasers' counsel;

      (c) Consents. The Vendor shall have given or obtained the notices, consents and approvals described as required in Section 5.16, in each case in form and substance satisfactory to the Purchasers;

      (d) Designated Key Employees. All of the Designated Key Employees and at least eighty percent (80%) of the rest of the Offered Employees shall have accepted AMIS Canada's offer of employment pursuant to
            Section 11.1;

      (e) Designated Key Fixed Term Employees. All of the Designated Key Fixed Term Employees and at least eighty percent (80%) of the rest of the Fixed Term Employees shall have accepted AMIS Canada's offer of fixed term employment pursuant to Section 11.3;

      (f) Concurrent Switzerland Acquisition. The Purchasers and the Vendor, or their Affiliates, shall have completed and satisfied all of the conditions of closing contained in the Share Purchase Agreement and the transactions contemplated thereby shall be completed concurrently with the transactions contemplated by this Agreement;

      (g) Government Aid Agreements. The Vendor shall have obtained all necessary consents, in a form acceptable to the Purchasers in its sole discretion, to amendments to the Government Aid Agreements set out in Schedule 12.2(g);

      (h) No Damage. No damage by fire or other hazard to the whole or any material part of the Purchased Business or the Purchased Assets shall have occurred prior to the Time of Closing;

      (i) Lock-Up Agreements. All of the Offered Employees designated as "major employee equity-holders" in Schedule 12.2(i) shall have executed and delivered an offer letter provided by the Purchaser which shall contain, among other things, a lock-up provision in the form entitled "major employee equity-holder agreement" attached as
            Schedule 12.2(i) and either all of the shareholders listed in
            Schedule 12.2(i) or shareholders holding seventy percent (70%) of Vendor's total number of shares have executed and delivered a lock-up agreement in the form attached as Schedule 12.2(i), provided that, in any event, each of the shareholders designated as "key shareholders" in Schedule 12.2(i) shall have executed and delivered such lock-up agreement. The lock-up agreements set out in Schedule 12.2(i) are collectively referred to as the "Lock-Up Agreements");

      (j) No Material Adverse Change. The Purchasers shall be satisfied in their sole discretion that there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, business, operations or prospects of the Purchased Business since February 29, 2004, provided that this Section shall in no way diminish Vendor's responsibilities pursuant to Article 5;

      (k) Delivery of Conveyancing Documents. The Vendor shall deliver to the Purchasers all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchasers;

      (l) Legal Matters. All actions, proceedings, instruments and documents reasonably required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Purchased Assets, including title of the Vendor to the Purchased Assets, shall have been approved as to form and legality by the Purchasers' counsel;

      (m) Legal Opinion. The Vendor shall have delivered to the Purchaser a favourable opinion of the Vendor's counsel in the form attached hereto as Schedule 12.2(m); and

      (n) Phonak. Phonak, the Vendor and AMIS Canada sign the agreement set forth in Schedule 12.2(n).

If any of the conditions contained in this Section 12.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchasers, the Purchasers, by notice to the Vendor, may terminate this Agreement and the obligations of the Vendor and the Purchasers under this Agreement, other than the obligations contained in Sections 15.5, 15.6, 15.7 and 15.8, shall be terminated, provided that the Purchasers may also bring an action pursuant to Article 14 against the Vendor for damages (other than consequential damages) suffered by the Purchasers where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor. Any such condition which is waived in whole or in part by the Purchasers shall be with prejudice to any claims it may have for breach of covenant, representation or warranty.

12.3 CONDITIONS OF CLOSING IN FAVOUR OF THE VENDOR

            The sale and purchase of the Purchased Assets is subject to the following conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, by the written consent of the Vendor):

      (a) Representations and Warranties. The representations and warranties of the Purchasers and Parentco contained in this Agreement shall be true and correct in all matters and respect at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Vendor, and a certificate of a duly authorized representative of the Purchasers and of Parentco, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in the form agreed to by the Vendor's counsel and the Purchasers' counsel;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchasers and of Parentco at or before the Time of Closing shall have been complied with or performed, and a certificate of a duly authorized representative of the Purchasers and of Parentco, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in the form agreed to by the Vendor's counsel and the Purchasers' counsel;

      (c) Legal Matters. All actions, proceedings, instruments and documents reasonably required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by the Vendor's counsel;

      (d) Legal Opinion. The Purchasers and Parentco shall have delivered to the Vendor a favourable opinion of the Purchasers' and Parentco's counsel in the form attached hereto as Schedule 12.3(d);

      (e) Payments. The Purchasers shall have made the payment to the Vendor referred to in Section 3.1(a) and Purchasers shall have transferred the AMIS Shares referred to in Section 3.1(b);

      (f) Designated Key Employees. All of the Designated Key Employees and at least eighty percent (80%) of the rest of the Offered Employees shall have accepted the Purchasers' offer of employment pursuant to
            Section 11.1 and all of the Designated Key Fixed Term Employees and at least eighty percent (80%) of the rest of the Fixed Term Employees shall have accepted AMIS Canada's offer of employment pursuant to Section 11.3;

      (g) Concurrent Switzerland Acquisition. The Purchasers and the Vendor, or their Affiliates shall have completed and satisfied all of the conditions of closing contained in the Share Purchase Agreement and Vendor and the transactions contemplated thereby shall be completed concurrently with the transactions contemplated by this Agreement; and

      (h) No Material Adverse Change. The Vendor shall be satisfied in its sole discretion that there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, business, operations or prospects of Parentco since December 31, 2003;

      (i) Dissenters. Holders of no more than 5% of the issued and outstanding shares in the capital of the Vendor shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement; and

      (j) Phonak. Phonak, the Vendor and AMIS Canada shall have signed the agreement set forth in Schedule 12.2(n), and AMIS Canada shall pay the Repayment (as defined therein) on or before the Closing Date.

If any of the conditions contained in this Section 12.3 shall not be performed or fulfilled on or prior to the Time of Closing to the satisfaction of the Vendor, the Vendor, by notice to the Purchasers, may terminate this Agreement and the obligations of the Vendor and the Purchasers under this Agreement, other than the obligations contained in Sections 15.5, 15.6, 15.7 and 15.8 shall be terminated, provided that the Vendor may also bring an action pursuant to
Article 14 against the Purchasers for damages (other than consequential damages) suffered by the Vendor where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchasers. Any such condition which is waived in whole or in part by the Vendor shall be with prejudice to any claims it may have for breach of covenant, representation or warranty.

                                   ARTICLE 13
                     CLOSING DATE AND TRANSFER OF POSSESSION

13.1 PLACE OF CLOSING

            The closing including the completion of the Arrangement shall take effect at the Time of Closing at the offices of Gowling Lafleur Henderson LLP, Kitchener, Ontario, or at such other place or time as the Purchaser and the Vendor may agree upon in writing.

13.2 TRANSFER

            Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the Effective Time.

13.3 FURTHER ASSURANCES

            From time to time subsequent to the Closing Date, each party covenants and agrees that at all times after the Closing Date, at the expense of the requesting party, it will promptly execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, from time to time may request be executed or done in order to evidence better or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby.

13.4 RISK OF LOSS

            From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any material part of the Purchased Assets which are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by Governmental Authority or other lawful authority, unless the Purchasers terminate their obligations under this Agreement as contemplated by Section 12.2, the Purchasers shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchasers in respect of the Purchased Assets at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchasers.

13.5 DESTRUCTION OF INSTRUMENTS

            The Vendor agrees to bring to the closing all unissued negotiable instruments (such as cheques and share certificates) in the name of Dspfactory in its possession so that they may be destroyed at closing.

                                   ARTICLE 14
                                 INDEMNIFICATION

14.1 INDEMNIFICATION BY THE COVENANTORS

            Each of the Covenantors shall, jointly and severally, indemnify and save harmless each of the Purchasers, its directors, officers, shareholders, Affiliates and agents and any successor to or assignee of the Purchasers' interest in the Purchased Business or all or any substantial part of the Purchased Assets and all directors, officers, employees and agents of each such successor, shareholder or affiliate from and against any and all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by a Covenantor or any inaccuracy of any representation or warranty of a Covenantor contained in this Agreement (provided that a Covenantor shall not be required to indemnify or save harmless the Purchasers in respect of any such breach or inaccuracy of any representation or warranty unless the Purchasers shall have provided notice to the Vendor, with a copy to each of the other Covenantors, in accordance with Section 14.3 on or prior to the expiration of any applicable time period related to such representation and warranty set out in Section 8.1);

      (b) any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement;

      (c) any liabilities, obligations or commitments of the Vendor (whether accrued, contingent or otherwise and whether or not determined or determinable) related to the Purchased Business, the Leased Property, the Premises or the Purchased Assets, existing at or prior to the Effective Time other than the Assumed Liabilities;

      (d) the sale of products by the Purchased Business up to the Effective Time in respect of which product liability claims, but not including warranty claims and other claims with respect to the quality, suitability or compliance with specifications or orders of such products are made against the Purchasers or their Affiliates;

      (e) any claims by any employees of the Purchased Business, including claims with respect to the Vendor Employee Plans relating to the period prior to the Effective Time, other than claims by Transferred Employees with respect to their employment with AMIS Canada after the Effective Time;

      (f) any event occurring or any condition existing at or prior to the Effective Time relating to the Purchased Business, the Leased Property, the Premises or the Purchased Assets which now or hereafter constitutes a violation of, or gives rise to any liability under, any Environmental Laws;

      (g) any Release of any Hazardous Substances in, on, under or from the Leased Property, the Premises or the Purchased Assets and whether by the Vendor or any other person at or prior to the Effective Time and for greater certainty, whether or not known at the Closing Date;

      (h) any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor;

      (i) any Canadian or foreign taxes of any kind incurred by Purchasers or their Affiliates as a result of the reorganizational steps taken by the Vendor and its Affiliates as set out in Section 2.2 of the Arrangement other than the steps described in Sections 2.2(m) and
            (n), and

      (j) any claim by a third party alleging that the Transferred Intellectual Property infringes an Intellectual Property right of such third party to the extent of the damages associated with such claim which arise from activities occurring prior to the Time of Closing.

14.2 INDEMNIFICATION BY THE PURCHASERS

            Each of the Purchasers and Parentco shall, jointly and severally, indemnify and save harmless each of the Vendor, its directors, officers, employees and agents, and its successors and all directors, officers, employees and agents of each such successor from and against any and all Losses suffered or incurred by such party as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by the Purchasers or Parentco of or any inaccuracy of any representation or warranty of the Purchasers or Parentco contained in this Agreement (provided that the Purchasers shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchasers or Parentco in accordance with Section 14.3 on or prior to the expiration of the applicable time period related to such representation and warranty set out in Section 8.1);

      (b) any breach or non-performance by the Purchasers or Parentco of any covenant to be performed by it which is contained in this Agreement;

      (c) the operations of the Purchased Business after the Effective Time, including the sale of products by the Purchased Business after the Effective Time in respect of which product liability claims, warranty claims and other claims with respect to the quality, suitability or compliance with specifications or orders of such products may be made by customers of the Purchased Business or other persons or any failure by the Purchasers to pay, satisfy, discharge, perform or fulfil on a timely basis any of the Assumed Liabilities;

      (d) warranty claims and other claims made by customers with respect to the quality, suitability or compliance with specifications or orders of products sold by the Purchased Business prior to the Effective Time;

      (e) any event occurring or any condition existing after the Effective Time relating to the Purchased Business, the Leased Property, the Premises or the Purchased Assets which constitutes a violation of, or gives rise to any liability under, any Environmental Laws;

      (f) any Release of any Hazardous Substances in, on, under or from the Leased Property, the Premises or the Purchased Assets and whether by the Vendor or any other person after the Effective Time;

      (g) any breach or non-fulfilment of the terms or non-performance by the Purchasers of any Assigned Contract, Assigned Third Party Software Licences, Government Aid Agreements, the Lease following the Effective Time;

      (h) any claims after the Effective Time by Transferred Employees with respect to their employment with AMIS Canada after the Effective Time, including claims with respect to any employee benefit plan of AMIS Canada, and including, for greater certainty, payment of any severance benefits due on the termination of Transferred Employees AMIS Canada that may be based on the Transferred Employees' length of service with Vendor, or Unitron Industries Ltd;

      (i) any claims after the Effective Time by Transferred Fixed Term Employees, with respect to their engagement with AMIS Canada after the Effective Time;

      (j) any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Purchasers; and

      (k) any claim by a third party alleging that the Transferred Intellectual Property infringes an Intellectual Property right of such third party to the extent of the damages associated with such claim which arise from activities occurring after the Time of Closing.

14.3 NOTICE OF CLAIM

            In the event that any party (the "Indemnified Party") shall assert a First Party Claim or become aware of any Third Party Claim in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim asserted by a third person against the Indemnified Party (a "Third Party Claim") or whether the Claim is asserted by the other party (a "First Party Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

      (a)   the factual basis for the Claim; and

      (b)   the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

14.4 FIRST PARTY CLAIMS

            With respect to any First Party Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to dispute resolution pursuant to the provisions of Section 15.1.

14.5 THIRD PARTY CLAIMS

            With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, prior to any payment to the third person asserting the Third Party Claim by the Indemnified Party or its Affiliates, to participate in or assume control of the negotiation, settlement or defence of the Claim. Subject to Section 14.6, if the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in, but not control, the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control. In such event, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Provided that the Indemnified Party has first provided to the Indemnifying Party at least 10 Business Days prior written notice thereof with reasonable details and during such 10 Business Days afforded the Indemnifying Party an opportunity to provide to the Indemnified Party input thereon (the Indemnifying Party shall not be obligated to give effect to any of such input), the Indemnified Party shall be entitled to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings where (a) such payment is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (i) a Third Party Claim by a customer relating to products or services supplied by the Purchased Business where the Indemnified Party is the Purchaser and the Purchased Business where the Indemnified Party is the Vendor, or (ii) a Third Party Claim relating to any Contract which is reasonably necessary to the ongoing operations of the Purchased Business or any material part thereof by a reasonable and prudent operator in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, or (b) the Indemnified Party is required to do so by applicable law or the order of any court, tribunal or regulatory body having jurisdiction. In such event, the Indemnifying Party, forthwith after demand by the Indemnified Party, shall reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party, forthwith after receipt of the difference from the Third Party, shall pay the amount of such difference to the Indemnifying Party.

14.6 SETTLEMENT OF THIRD PARTY CLAIMS

            If the Indemnifying Party fails to assume control of the defence of any Third Party Claim in accordance with Section 14.5, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, and subject to the provisions of
Section 14.5 as to the rights of an Indemnified Party to make payment to a Third Party before the completion of settlement negotiations, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained within a reasonable period of time for any reason.

14.7 CO-OPERATION

            The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and provide to each other all reasonable assistance including the provision of documents, information and personnel.

14.8 THRESHOLD AND MAXIMUM INDEMNIFICATION

            No Claim shall be made pursuant to Sections 14.1 or 14.2 until the aggregate Losses suffered or incurred by the Indemnified Party in respect of all matters which could be the subject of such a Claim (whether under this Agreement or the Share Purchase Agreement or both) exceed $100,000, at which time the Indemnified Party may make Claims in respect of all Losses, including for greater certainty, the first $100,000 thereof. The maximum aggregate amount which the Indemnifying Party is required to pay pursuant to Section 14.1 or 14.2 of this Agreement and Section 14.1 or 14.2 of the Share Purchase Agreement is $25,000,000.

14.9 EXCLUSIVITY

      (a) The provisions of this Article 14 shall apply to and are the sole and exclusive remedy of each party with respect to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 14 and the provisions of Article 15.

      (b) Notwithstanding any other provision of this Agreement, the Purchasers and Parentco agree that the sole liability of the Covenantors with respect to the title and ownership of Intellectual Property shall be with respect to Section 5.11 and the sole liability of the Covenantors with respect to infringement by the Vendor's Intellectual Property of the Intellectual Property of other persons shall be pursuant to the provisions of Section 5.11(e) and 5.11(g).

14.10 SET-OFF

            In the event that a Claim of Indemnity by Purchasers or Parentco is pending against a Covenantors at the time the Purchasers or Patentco is obligated to make a payment to Vendor hereunder, the Purchasers shall make a reasonable estimate of the amount of the claim and inform the Covenantors of such estimate in writing and such amount shall be dealt with in accordance with the provisions of this Agreement and, if applicable, the Escrow Agreement. Any amount beyond the amount of such estimate shall be released to the Vendor.

                                   ARTICLE 15
                                 MISCELLANEOUS

15.1 DISPUTE RESOLUTION

            For any dispute or claim arising out of or relating to this Agreement, or breach hereof (other than as provided in Section 3.9), the parties, prior to filing any claims in a court of law shall in good faith first attempt to negotiate a written resolution of such dispute or claim within a period not to exceed 15 days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by managers of each party who have authorization to resolve any such dispute or claim. Notwithstanding the foregoing, either party at any time may apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of this Agreement or otherwise to prevent irreparable harm.

15.2 NOTICES

      (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i)   if to the Purchasers and Parentco:

                  AMIS Holdings Inc.
                  2300 Buckskin Road
                  Pocatello, Idaho
                  U.S.A. 83201

                  Attention:      Darlene Gerry, Vice-President and General
                                  Counsel
                  Facsimile No.:  208.234.6035

            (ii)  if to Dspfactory Ltd.:

                  611 Kumpf Drive
                  Unit 200
                  Waterloo, ON
                  N2V 1K8

                  Attention:      Robert Tong
                  Facsimile No.   519.884.0228

            (iii) if to any Covenantor other than the Vendor:

                  c/o DNN Holdings Ltd.
                  541 Mill Street
                  Number 4
                  Kitchener Ontario N2G2Y5
                  Attention: Michael Stork
                  Facsimile No.: 519-744-8410

      (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by telecopier, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that, if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of telecopier as aforesaid.

      (c) Either party may change its address for service at any time by giving notice to the other party in accordance with this Section 15.2.

15.3 CONSTRUCTION

            The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

15.4 WAIVER OF JURY TRIAL

            Each party hereto hereby waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or counsel of the other party has represented expressly or otherwise that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section.

15.5 PUBLIC ANNOUNCEMENT

            The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

15.6 DISCLOSURE

            Prior to any public announcement of the transaction contemplated hereby pursuant to Section 15.5, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any investment bank, dealer or financial institution contacted by it with respect to any financing required in connection with such transaction or otherwise and counsel to such investment bank, dealer or financial institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

15.7 EXPENSES

            Except as otherwise provided herein, each party shall be responsible for the expenses (including fees and expenses of legal advisors, accountants and other professional advisors) incurred by it and its Affiliates, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transactions contemplated hereby.

15.8 CONFIDENTIALITY

            The parties shall keep the terms and conditions of this Agreement confidential pursuant to the terms and subject to the conditions contained in the non-disclosure agreement dated January 20, 2004 made between the Vendor and Parentco, as amended.

15.9 SUCCESSORS AND ASSIGNS

            This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment by a Purchaser to its Affiliate will relieve it from any of its obligations hereunder.

15.10 COUNTERPARTS

            This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                     AMI SEMICONDUCTOR CANADA COMPANY

                                     By: /s/ David Henry
                                         _________________________________
                                         Name:  David Henry
                                         Title: President

                                     EMMA MIXED SIGNAL C.V.
                                     By its Management Committee

                                     By: /s/ David Henry
                                         _________________________________
                                         Name:  David Henry
                                         Title: Chief Financial Officer, AMI
                                                Semiconductor, Inc

                                     By: /s/ Christine King
                                         _________________________________
                                         Name:  Christine King
                                         Title: President, AMI Acquisition
                                                II LLC

                                     AMI SEMICONDUCTOR, INC.

                                     By: /s/ David Henry
                                         _________________________________
                                         Name:  David Henry
                                         Title: Chief Financial Officer

                                     AMIS Holdings, Inc.

                                     By: /s/ David Henry
                                         _________________________________
                                         Name:  David Henry
                                         Title: Chief Financial
                                                Officer

                                     DSPFACTORY LTD.

                                     By  /s/ Robert Tong
                                         _________________________________
                                         Name:  Robert Tong
                                         Title: President and CEO

                                         /s/ Bobbi Holte
                                         ________________________________
                                         Name:  Bobbi Holte
                                         Title: Vice-President, Finance and
                                                Administration

                                     DNN HOLDINGS LTD.

                                     By  /s/ Michael Stork
                                         _________________________________
                                         Name:  Michael Stork
                                         Title: Vice President

                                     SOUTHBRIDGE INVESTMENT
                                     PARTNERSHIP NO. 1, BY ITS GENERAL
                                     PARTNER, SIPGP NO. 1 INC.

                                     By  Reg Petersen
                                         _________________________________
                                         Name:  Reg Petersen
                                         Title: President

                                     MVO INVESTMENTS LTD.

                                     By  /s/ M. Val O'Donovan
                                         _________________________________
                                         Name:  M. Val O'Donovan
                                         Title: President